SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


DEFINITIVE  PROXY STATEMENT


Solicitation of Consent To the Sale of All
 Partnership Assets, Distribution of the Proceeds to
Partners, and Termination of the Partnership
With Exhibits


THIS CONSENT IS SOLICITED BY THE GENERAL PARTNER OF THE FUND


Registrant:
Far West Electric Energy Fund, L.P.
921 Executive Park Drive, Suite B
Salt Lake City, Utah 84117
Tel (801) 268-4444
Fax (801) 266-5155



THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE
ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
SOLICITATION STATEMENT FOR
FAR WEST ELECTRIC ENERGY FUND, L.P.


CONSENT SOLICITATION
This Solicitation of Consent is dated July 19, 1996
Voting on the Proposed Transaction will close August 8, 1996



Table of Contents

Summary                              3

Special Factors                     12

The Proposed Transaction            19

The Fund                            30

Federal Tax Consequences            39

Opinion of Financial Advisor        47
Signature                           53

Exhibits                            54

1. Tax Opinion of Robison Hill & Co.
2. Fairness Opinion of Corporate Capital Consultants, Inc.
3. The Fund's most recent report on Form 10-QSB
4. Amended Form 10-KSB for December 31, 1995
5. Reply Card

SUMMARY

Far West Capital, Inc. ("FWC"), the general partner of the Far West Electric Energy Fund, L.P., a Delaware limited partnership (the
"Fund"), hereby solicits from the limited partners of the Fund (the "Limited Partners") written consent to-

* The sale, for $1,250,000, of substantially all assets of the Fund (including the SB-1 geothermal power plant, supplies, inventory, equipment, receivables and property; tangible and intangible, real and personal including without limitation permits, licenses, policies, contracts, choses in action, records, reports, documents, computer records, power sales agreements, leases, subleases, designs, operating records, bank accounts, escrow accounts, funds, wells, rights to brine, and all other rights which are used or useful or pertain to the ownership, operation or maintenance of the SB-1 geothermal power plant-the "Fund Assets");

* Distribution of the proceeds of sale to the Limited Partners
(estimated to be approximately $33 per limited partnership unit - a "Unit"); and

* Termination of the Fund (generally resulting in approximately $33 of taxable gain per Unit).
These three steps are collectively referred to in this Consent Solicitation as the "Proposed Transaction."
As it has reported to Limited Partners in periodic letters and reports, FWC has been seeking a purchaser for the Fund assets since early 1993. It recommends that the Limited Partners vote to approve the Proposed Transaction.

The following summary of certain information contained in this solicitation of consent (the "Consent Solicitation") is not intended to be complete; it is qualified in its entirety by the more detailed information contained elsewhere in this Consent Solicitation and the exhibits hereto. Limited Partners are urged to read this Consent Solicitation and the Exhibits in their entirety. FWC has fixed the close of business April 1, 1996, as the record date for determining the Limited Partners entitled to vote on approval or disapproval of the Proposed Transaction and for determining the Limited Partners entitled to receive the final liquidating distribution.

FWC has set August 8, 1996, as the date by which properly completed Reply Cards (Exhibit 5 hereto) must be received from Limited
Partners wishing to vote on the Proposed Transaction.

Cash Offer for Fund Assets

The Fund has received a cash offer to purchase the Fund's assets for $1.25 million (plus assumption of liability to WCC in the amount of $4,346,848) from U.S. Envirosystems, Inc., a Delaware corporation ("USE"), on the terms set forth in a Purchase and Sale Agreement (the "Sales Agreement"). This agreement was executed by the parties effective on December 31, 1995. On August 9, 1995, USE delivered to FWC a non-refundable deposit of $50,000 as a show of serious intent to complete the Proposed Transaction. Upon receipt of these funds, FWC initiated work on the Consent Solicitation, including contracting with legal, accounting, and financial advisors.

In addition to purchasing the Steamboat 1 power plant ("SB-1"), the Fund's only power plant (and related Fund assets), USE proposes to acquire for $275,000 the adjacent SB-1A power plant ("SB-1A") from 1-A Enterprises ("1-A"), a Nevada general partnership controlled by the principals of FWC. Collectively, these plants are referred to as the "Power Plants."

Conditions of Sale

Performance of the Sales Agreement is subject to certain pre-conditions (the "Conditions of Sale"):

* The Fund's Limited Partners must approve the Proposed
Transaction; and

* USE must raise the capital necessary to fund the purchase of the Power Plants through an offering of its shares; USE shares are publicly traded on the NASD OTC Bulletin Board.

Purchase Transaction Steps

To facilitate purchase of the Fund assets, USE and FWC will create a Utah limited liability company to be called Steamboat
Envirosystems, L.L.C. ("SBE"), which will be owned 50% by USE and 50% by FWC.

Under the terms of SBE's Operating Agreement, USE will receive on a non-cumulative annual basis SBE's net earnings up to 18% (the "Preferred Return") of the amount USE will seek in public and private offerings up to $10 million (see "Proposed Transaction-Conditions of Sale"), to purchase the Fund assets and pay off the balance of the WCC loan. SBE's net earnings in excess of this amount, if any, will be divided equally with FWC. Because of the Preferred Return, FWC's officers believe it highly unlikely that FWC will receive any income from SBE unless plant electrical output can be substantially increased, a very favorable new power sales agreement can be obtained, and/or the royalty load substantially reduced, all of which appear very problematic.

The WCC loan is described more fully in "Proposed
Transaction-Purchase of Debt"; the Preferred Return, in "Proposed
Transaction-The Purchaser."

The formation of SBE was negotiated by the parties as a way for USE to retain FWC's involvement with the Power Plants. FWC and affiliates own other geothermal resource leases and power plants in the area, and can provide operating expertise, assistance with obtaining power sales agreements, aid in community relations, and a uniform approach to resource management in the area.

On August 9, 1995, USE paid to FWC a non-refundable deposit of $50,000 to begin the Consent Solicitation process. This deposit will not be credited toward the $1.25 million to be paid to the Fund.

The major steps of the transaction include the following:

* FWC will establish an escrow account at a Utah bank in which it will place executed instruments conveying the Fund assets to SBE. This will occur if and when the Limited Partners approve, and USE raises sufficient capital to complete, the Proposed Transaction. FWC estimates that these events will occur within 30 days of the date of a favorable vote is received pursuant to this Consent Solicitation.

* Within approximately 5 days after the account is opened, USE will deposit $2.525 million into the escrow account, SBE will be formed and its Operating Agreement signed, and the escrowed documents and moneys will be transferred to SBE.

* Within approximately 5 days after the formation of SBE, it will transfer $1.25 million to the Fund for purchase of the Fund assets and $.275 million to 1-A for purchase of SB-1A and related Fund assets. The remaining $1 million will be retained by SBE for purchase of royalty interests in, and making improvements of, the Power Plants.

* Within approximately 5 days after transfer of moneys to the Fund, the Fund shall make a final cash distribution to Limited Partners of approximately $33 per Unit.

Tax Opinion

A tax opinion from Robison Hill & Co. Inc., Certified Public Accountants (the "Tax Opinion"), addresses the significant tax issues presented by the Proposed Transaction. It is summarized in the section entitled "Federal Tax Consequences" and appended in full as Exhibit 1 to this Consent Solicitation.

In brief, the authors of this opinion believe that a typical
Limited Partner able to utilize the Business Credit would, over the life of the Fund, have received approximately the following (per unit of Fund ownership-a "Unit"):

* A tax benefit of $299 for the Business Credit;

* Non-taxable cash distributions of $86;

* If the Proposed Transaction is approved and completed, the Limited Partner's Form K-1 will report, in the year of closing, a cash distribution of approximately $33 per Unit and ordinary taxable income of approximately $33 per Unit. If the Fund's assets are lost in foreclosure, the tax liability will be approximately the same, but there will be no cash distributions to Limited Partners.

Each Limited Partner's situation may vary; accordingly, partners are encouraged to consult their own tax advisers.

Opinion of Financial Advisor

An opinion respecting the fairness of the Proposed Transaction (the "Fairness Opinion") has been issued by the Fund's financial advisor, Corporate Capital Consultants Inc. ("CCC"), and appended hereto as Exhibit 2

An independent appraiser of business assets, CCC concludes that the Proposed Transaction is fair to the Limited Partners from a financial point of view.


Vote Required to Approve the Proposed Transaction

Under sections 15.9 and 16.1 of the Fund's Limited Partnership
Agreement (the "Partnership Agreement"), the Proposed Transaction must be approved by a majority of the Units casting votes, with a quorum of at least 1% of the Units participating.

There are no arrangements relating to any security holder of the Fund which are not identical to that relating to other security holders of the same class of securities of the Fund.

The Proposed Transaction will not be completed unless a majority in interest of Limited Partners participating by vote approve the Proposed Transaction. No unaffiliated representative has been retained by the Fund to act solely in behalf of the unaffiliated security holders.

Recommendation of FWC

FWC will vote its 530 Units, 5.14% of the 10,306 total Fund Units, in favor of the Proposed Transaction, and urges Limited Partners to do likewise to prevent loss of SB-1 and related Fund assets in foreclosure.

All directors of the general partner favor the Proposed
Transaction. No executive officer, director, or affiliate of the Fund will receive any compensation or distributions in connection with the Proposed Transaction or tender of Units.

In December, 1996, the income of the Fund's sole electrical generating plant, SB-1, will drop below the level necessary to cover operating expenses, royalties, and debt service. On that date the rate paid by Sierra Pacific Power Company ("Sierra"), the local utility which purchases the electrical output of SB-1, declines from the current rate of 7.17 cents per kwh to short-term avoided cost rates (currently estimated to be 2.8 cents or less per kwh) under the terms of the Fund's power sales agreement with Sierra.

The probable result of this decrease is that the Fund will be unable to service the debt on SB-1, and the project will taken over through foreclosure by Westinghouse Credit Corporation ("WCC"), the primary project lender, resulting in financial loss and possible adverse tax consequences to the limited partners.


Incentive to Limited Partners to Approve

As an incentive to the Limited Partners to vote in favor of the Proposed Transaction, and contingent upon such approval, FWC will-

* Transfer to SBE all obligations owed by the Fund to FWC (as of December 31, 1995, approximately $2,276,000, consisting of
$1,117,000 in cash advances, $488,000 interest on those cash advances, and $671,000 owed for uncompensated services provided by
FWC); and

* Decline its 6.09% share of the final liquidating distribution, allocating these moneys (an estimated $19,898) to other limited partners. (For the calculation of FWC's interest, see "The
Fund-Interest of FWC in the Fund.")

This combination of transfer of debt and declination of distribution, a total of approximately $2,296,000, will make it possible for the Limited Partners to receive approximately $33 per Unit in liquidating distributions if the Proposed Transaction is consummated (see "The Proposed Transaction-Cash to be
Distributed)."

Neither FWC nor any affiliate has purchased Units since the commencement of the Fund's second full fiscal year preceding the date of this Consent Solicitation.

Interest of FWC and its Principals

FWC is subject to conflicts of interest in connection with the Proposed Transaction because (i) it will own a 50% interest in SBE, the purchaser of the Power Plants, and (ii) its principals will continue to own SB Geo, Inc., the operator of the Power Plants. Because of the Preferred Return to USE under SBE's Operating Agreement, FWC's officers and directors believe it is highly unlikely that FWC will receive any income from SBE unless plant electrical output can be substantially increased, a very favorable new power sales agreement can be obtained, and/or the royalty load substantially reduced, any of which will be very difficult to accomplish.

The SBG Operating Agreement will provide, among other things, that SBG will operate the Power Plants at rates competitive with those charged by other independent operators. FWC officers expect that SBG will be able to realize a profit from these operations.

Cash to be Distributed

FWC estimates that if the Proposed Transaction is approved, the final distribution will be approximately $326,730, or a total of approximately $33 per limited partnership Unit.

The exact amount to be distributed will depend in part upon (i) the payments made to third-party creditors of the Fund at the time the business of the Fund is wound up (currently $832,195), and (ii) the final amount of expenses associated with this Consent Solicitation (estimated to be $91,075). See "The Proposed Transaction -Cash to be Distributed."

Purchaser's Plans

USE is willing to enter the Sales Agreement despite the impending drop in the power sales rate based on its belief that it can, within 2-5 years, terminate the agreement with Sierra and locate another purchaser for the projects' power at a rate higher than Sierra will pay.

Further, USE plans to improve SB-1's profitability by:

* Buying out the WCC loan (with a balance of approximately
$4,346,848 as of January 2, 1996) at a discount; and

* Spending approximately $1 million to make plant improvements and to buy out royalty interests in SB-1 at a discount.

* USE plans to take similar steps to improve the profitability of 1-A. The Fund is unable to take such action because:

* The Fund lacks the resources to search for another purchaser and put together any wheeling arrangements necessary to deliver the power to the purchaser.

* The Fund lacks the resources to cover SB-1 operating expenses while the search is in progress.

* The Fund lacks the resources to buy out the WCC loan at a discount, and hence must carry the full debt-service burden. After the power sales rate decline in December 1996, it is probable that the Fund will be unable to cover any debt service, and SB-1 will be lost in foreclosure.

* The Fund lacks the resources to improve SB-1 or attempt to buy out royalty interests in the revenues of SB-1.

Unit Holdings of FWC

The table below sets forth the Unit holdings of FWC, general partner of the Fund, the only holder of more than 5% of the Fund's Units.

Title of Class  Name and address of   Amount and Nature of  Percent
                beneficial owner      beneficial ownership of class
Units of        FWC, 921 Executive             530 Units    5.14
limited         Park Drive,
partnership     Salt Lake City,
interest        Utah 84117

No Units are held by individual FWC officers, directors, or shareholders. To the best of FWC's knowledge, there are no arrangements which may result in a change in control of the Fund. No Principals or affiliates of FWC, or any pension or profit sharing plans of the foregoing, have any other interest in the Fund. During the past 3 years no public offering of the Units has been made, nor has the Fund or any affiliate purchased any Units.

Costs of Consent Solicitation

All costs associated with this Consent Solicitation will be borne by the Fund. A cost breakdown is set forth in "The Proposed
Transaction-Cash Distributions." All expenses will be paid by the Fund; if the Proposed Transaction is completed, these expenses will be paid from proceeds of the sale of SB-1.

Management's Interest in Matters Voted On

FWC owns 6.09% of the total Fund interest (see "The Fund-Interest of FWC in the Fund"). Messrs. Alan O. Melchior and Thomas A. Quinn, each owns 40% of FWC, 37.5% of 1-A Enterprises (owner of SB-1A), and 37.5% of SB Geo, Inc. (operator of SB-1 and SB-1A). Ronald E. Burch, President of FWC, owns 20% of FWC and 15% of SBG.

Financial and Other Information

The Fund's annual report on Form 10-KSB for the period ended December 31, 1995 (containing audited financial statements) is appended hereto as Exhibit 4 and incorporated herein by reference. Limited Partners may obtain additional copies of any of these reports upon request.

Responding to this Consent Solicitation

It is important that you review this proposal carefully and vote either to approve or disapprove the Proposed Transaction. Please use the self-addressed postcard (the "Reply Card") contained in this package to convey your vote to the Fund. To be counted, your vote must be postmarked no later than August 8, 1996.

The Reply Card must be dated and signed with the name or names appearing on the Fund's records. Consents may be revoked or changed by providing written notice to FWC at 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117, on or before the date voting is closed.

Voting & Termination

Under the terms of the Fund's Limited Partnership Agreement, each Unit, the only class of Fund security, will have one vote; a majority vote of the Units voting will bind all Partners.
Dissenting Partners have no right under Utah or Delaware law to compel the Fund or FWC to refund their investment or purchase their Units should the Proposed Transaction be approved.

The Fund's 10,306 outstanding Units are held by 1,103 investors. If a majority of the votes cast favor the Proposed Transaction, the Fund shall proceed as outlined in this Consent Solicitation. A copy of this Consent Solicitation will be mailed to all Limited
Partners.

Reply cards will be tallied by FWC's clerical staff; no card bearing a postmark later than August 8, 1996, will be counted. No other persons shall be engaged to make solicitations or recommendations to the Limited Partners. No oral solicitation will be made by the Fund or any affiliate. The minority shall be bound by vote of the majority of those voting (abstentions will be counted as not participating).

The Fund's principals have directed preparation of this Proxy
Statement and associated Schedule 13e-3, and will, if the Proposed Transaction is approved by Limited Partners, direct the completion of the Proposed Transaction as described in the Consent
Solicitation section entitled "The Proposed Transaction."

Limited Partners have no dissenter's rights of appraisal under Utah or Delaware law, nor will any be accorded. If a security holder opposes the Proposed Transaction, such holder may vote against it and seek to influence others to do likewise. The Proposed Transaction does not involve the exchange of any debt securities. FWC knows of no Units held by brokers.

Upon request of a Limited Partner, the Fund will provide a list of names and addresses of all Limited Partners. The Fund knows of no legal impediments to the Proposed Transaction, but understands that a court may block a transaction it determines involves fraud, misrepresentation, breach of duty, or violation of securities laws or regulations.
The Fund's Limited Partnership Agreement provides that a Limited Partner may examine the Fund's records upon reasonable notice. No provision has been made for any Limited Partner to order an appraisal or obtain counsel at the expense of the Fund or an affiliate.

If a majority of votes received approves the Proposed Transaction, FWC will proceed to sell the Fund's assets as described in this Consent Solicitation. All Unit holders (except FWC), regardless of how they voted, will be treated alike for cash distribution and all other purposes. If less than a majority approves the Proposed Transaction, FWC will terminate its arrangement with USE and seek another purchaser. FWC doubts that another purchaser willing to offer terms as favorable as USE can be found.

If Limited Partners approve the sale, but USE fails to raise the necessary capital or the Proposed Transaction is not completed for any other reason, FWC will seek another purchaser for the Fund assets. If one is found, the Fund will again seek consent from Limited Partners.

If the Proposed Transaction is approved, certificates evidencing ownership of Units will become void at the time the final cash distributions are mailed to Limited Partners of record as of April 1, 1996. This mailing shall occur with 15 days of the Fund's receipt of the purchase price from SBE. Limited Partners will not be required to surrender Unit certificates to the Fund.

Please act promptly. Return the enclosed postcard after checking the appropriate box to indicate your approval or disapproval of the Proposed Transaction, dating the consent form, and signing your name.

SPECIAL FACTORS

Purpose of Proposed Transaction

The purpose of the Proposed Transaction is to sell the Fund's assets before they are lost in foreclosure by the project lender.
In December, 1996, the income of the Fund's sole electrical generating plant, SB-1 will drop below the level necessary to cover operating expenses, royalties, and debt service.

On that date the rate paid by Sierra Pacific Power Company
("Sierra"), the local utility which purchases the electrical output of SB-1, declines from the current rate of 7.17 cents per kwh to short-term avoided cost rates (currently estimated to be 2.8 cents or less per kwh) under the terms of the Fund's power sales agreement with Sierra.

The probable result of this decrease is that the Fund will be unable to service the debt on SB-1, and the project will be taken over through foreclosure by WCC, the primary project lender, resulting in financial loss and possible adverse tax consequences to the Limited Partners.

The Fund has been seeking a purchaser for SB-1 for the past 3 years, believing that a financially capable purchaser may succeed in locating an alternative purchaser for SB-1's electricity, improving plant equipment, purchasing plant indebtedness, and buying-out overriding royalty interests in the plant's production, steps the Fund lacks the resources to pursue. This is the only alternative measure deemed practical, and explored, by the Fund.

Prior Offers

In 1993, the Fund was approached by two companies which offered to purchase SB-1 solely for stock in these companies. These approaches were rejected by FWC before any formal negotiations began because
(i) the firms were start-up companies with no significant assets or public market for their stock, (ii) initial public offerings with no guarantee of success would have been required to provide cash for plant operations, (iii) and such transactions may have created taxable income for the Limited Partners without providing cash distributions to pay the tax.

The contacts with USE described below represent the only significant contacts, arrangements, or understandings respecting sale of Fund assets since the Fund was organized.

Negotiations with Purchaser

FWC first became acquainted with USE during early 1994. FWC and an unaffiliated third party, Suma Corporation, had purchased a 17 mw gas-powered power plant in Lehi, Utah out of a Utah bankruptcy court proceeding in April, 1993. They formed Lehi Independent Power Associates, L.C. ("LIPA"), to own and operate the plant. Mr. Carl Clark, a person not affiliated with USE or FWC, introduced USE to FWC, and USE subsequently purchased a 50% interest in LIPA; FWC and Suma Corporation currently own 25% each.

In subsequent conversations with USE principals, FWC became aware that USE wished to acquire additional power plants, and suggested that USE consider SB-1 and SB-1A. A series of conversations respecting the Power Plants followed during 1994 and early 1995. USE principals Theodore Rosen (Chairman of the Board) and Richard Nelson (President) visited the plant site in the Spring of 1995.

On July 26, 1995, FWC officers Melchior and Quinn met with Messrs. Rosen and Nelson in Chicago to negotiate terms for the possible sale of the SB-1 and SB-1A. A preliminary understanding was reached on that date which culminated in a letter of intent signed by the parties on August 2, 1995; and a Purchase and Sale Agreement entered into as of December 31, 1995.

FWC determined to recommend limited partner acceptance of the USE offer because FWC did not and does not believe it can obtain another comparable or more favorable offer.

The Proposed Transaction, which this Consent Solicitation describes in detail, is being undertaken at this time to give USE as much time as possible to prevent foreclosure on SB-1, and to maximize the return to the Limited Partners.

Consideration to be Paid

The amount of consideration to be paid to the Fund, $1.25 million, was determined by USE after discussions with FWC and conducting a full examination of the Fund and SB-1. In addition to purchasing SB-1, USE proposes to acquire for $275,000 the adjacent SB-1A power plant ("SB-1A") from 1-A Enterprises, a Nevada general partnership controlled by the principals of FWC. Collectively, SB-1 and SB-1A are referred to in this Consent Solicitation as the "Power Plants."

Steps of the Sales Transaction

The Proposed Transaction consists of the following steps:

* The Fund will sell substantially all its assets for $1,250,000. FWC will establish an escrow account at a Utah bank in which it will place executed instruments conveying to SBE the Power Plants and related Fund assets. These Fund assets shall be free and clear of all claims or encumbrances except those identified in the Sales Agreement.

* USE will deposit $2.525 million into the escrow account, SBE will be formed, its Operating Agreement will be executed by USE and FWC, and the moneys and instruments of conveyance will be released to SBE.

* SBE will (i) transfer $1.25 million to the Fund for purchase of the Fund assets, (ii) transfer $.275 million to 1-A for purchase of SB-1A and related assets, and (iii) retain $1 million for plant improvements and possible buy-out of royalty rights in the Power Plants.

* All Fund and 1-A receivables, payables, and liabilities shall be prorated as of the closing date. SBE shall immediately assume responsibility for all direct obligations and liabilities associated with the ownership and operation of the Power Plants including, without limitation, operating costs, royalties, debt service (if any), back feed electricity, interconnect fees, etc.

* SBG will begin operating the Power Plants at rates competitive with those charged by independent operators.

* The Fund will pay its obligations to third parties, distribute the balance of the purchase price to the Limited Partners (resulting in a cash distribution of approximately $33 per Unit), and the Fund will be terminated (resulting in taxable income of approximately $33 per Unit). Certificates evidencing ownership of Units will become void; Limited Partners will not be required to surrender them to the Fund.


Effects of Proposed Transaction on Limited Partners

If the Proposed Transaction is completed, the Fund will sell its assets and terminate, and the Limited Partners will receive a final liquidating distribution of approximately $33 per Unit and a tax liability of approximately $33 per Unit.

Effects of Proposed Transaction on FWC

If the Proposed Transaction is completed, the financial position of FWC will be improved in that it (i) will no longer advance cash and services to the Fund and (ii) it will own a 50% interest in the purchaser of the Power Plants, with a subordinated interest in Power Plant earnings.

FWC is no longer willing (nor will it be indefinitely able) to subsidize Fund operations. At present, the Fund owes FWC more than $2 million for unpaid services and cash advances to cover operating expenses. FWC will waive payment for these services and repayment of these advances as an incentive for Limited Partners to approve the Proposed Transaction.

Opinion of Financial Advisor

The Fund has received an opinion from an outside financial advisor to the effect that the Proposed Transaction is fair to the Limited Partners from a financial point of view (see Exhibit 2 appended to this Consent Solicitation).

Corporate Capital Consultants, Inc. ("CCC") is a New York
City-based investment banking firm organized in 1974 which specializes in providing corporate valuations, often in conjunction with pending purchase offers. It has issued many "fairness opinions" to public companies and others. The following discussion is a summary of a memorandum provided by CCC to FWC's board of directors on November 9, 1995.

FWC engaged CCC to provide an opinion respecting the fairness of the Proposed Transaction. This firm was recommended to the Fund by Mr. Theodore Rosen, Chairman of the Board of U.S. Envirosystems, Inc. There is no material relationship between CCC and the Fund or its affiliates or USE.

It is anticipated that CCC's total fees will aggregate approximately $43,000. This fee will be paid by the Fund; if the Proposed Transaction is completed, the fee will be paid from the proceeds of sale of the Power Plants. FWC has also agreed to reimburse CCC for its out-of-pocket expenses, and to indemnify CCC against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

CCC has not in the past provided investment banking services to either the Fund or FWC and does not have any equity interest in either company. CCC did not take part in the discussions between FWC and USE or otherwise make any recommendations.

The amount of consideration to be paid by USE to the Fund was determined by U.S. Envirosystems, Inc., after discussions with FWC and conducting a full examination of the Fund and the Power Plants. CCC did not take part in the discussions between FWC and USE or otherwise make any recommendations.

The procedures followed by CCC are set forth in detail in its opinion appended hereto as Exhibit 2, but in brief, CCC examined all relevant Fund documents and Power Plant operating records, visited the Power Plants, and spoke with operators, WCC, vendors, and the purchaser of the Fund's electricity. No limitations were imposed by FWC with respect to the investigations made or procedures followed by CCC in rendering its opinion.

Additionally, CCC reviewed a two-year old appraisal of SB-1, a draft to the proposed Form SB-2 prepared by USE, certain internal financial information prepared by FWC, and information regarding certain other companies in the independent power production industry specifically and in other industries generally, and considered such other information, held such other discussions, and performed such other studies and analyses as it considered appropriate. CCC did not make an independent valuation or appraisal of the assets and liabilities of the Fund, FWC, or the SB-1 facility and, aside from the two-year old appraisal mentioned above, was not furnished with any such evaluation or appraisal.

In arriving its opinion, CCC utilized a number of valuation methodologies, including stock trading analysis, selected company analysis, selected transaction analysis, replacement cost analysis, and discounted cashflow analysis, as described below. The overriding consideration affecting CCC's fairness determination is that the Fund will probably lose its assets in foreclosure if they are not be sold before the power sales rate declines in December, 1996.

Stock Trading Analysis. Owing to the fact that the limited partnership interests of the Fund have no public market and have had no trading activity since inception of the Fund ten years ago, CCC considered this approach to be inappropriate.

Selected Company Analysis. CCC examined certain financial, operating, and stock market information for selected companies in the independent power production industry, specifically, the AES Corporation, Destec Energy, Inc., KENETECH Corporation, and Sithe Energies, Inc. These were the only public companies CCC could identify which had any significant similarity to the Fund. CCC noted that all of these companies have revenues of at least $100 million and are considerably diversified. By contrast, the Fund's single SB-1 facility has been generating revenues of under $3 million and has been incurring losses before extraordinary items consistently during the current year and in three of the last five fiscal years. Consequently, CCC concluded that a selected company analysis, under these circumstances, was not a meaningful approach to employ, except for terminal values in the discounted cash flow discussed below.

Selected Transactions Analysis. CCC reviewed the recent acquisition of Magna Power Company by California Energy Company, Inc. Owing to the enormous size of both companies and their substantial diversification, as well as the fact that this transaction was accomplished partly through the issuance of stock by the acquirer, CCC concluded that this analysis did not provide any reliable indication of value of the SB-1 facility, and, accordingly, CCC did not rely on this approach. CCC is not aware of any other similar recent transactions.

Replacement Cost Analysis. CCC took into account estimates from various industry sources regarding the replacement cost for geothermal plants, with new plants generally valued at approximately $2,000 per kilowatt. This would imply a value of $7.5 million for a new plant with the power-generation aspects of SB-1. However, CCC noted that the SB-1 plant is ten years old and subject to market conditions governing the sale of power, which sharply limit the profitability on investment in the facility. Therefore, CCC considered this approach to have little or no probative value for purposes of this valuation.

An appraisal of the SB-1 Plant was made by Ronald P. Baldwin on September 20, 1993. At the time of this appraisal, the contract price for the sale of power to Sierra had just over three years to run. At a price of 7.17 cents per kwh, the plant was covering its mortgage payment obligation by accruing and deferring substantial amounts of other interest and general partner obligations. The Baldwin appraisal concluded that the plant's gross value of $5,000,000 was offset by $5,000,000 in debt, for a net value of zero.

There was a possibility that, at the expiration of the contract, market forces might permit a renegotiated price with Sierra which would allow a reasonable operating cash flow which would continue to service the mortgage, particularly if the mortgage lender would renegotiate the loan terms. But even with that optimistic chain of events, the appraiser determined that SB-1 had a $5 million value against an approximately $5 million mortgage. Consequently, he opined that there was effectively no equity in the plant. It is now highly likely that at the time the ten-year power contract must be repriced at short-term avoided cost (January 1, 1997), both market and short-term avoided cost will be well below break-even after debt service. A renegotiation of debt service also seems unlikely. Thus, CCC concludes that the Baldwin appraisal is optimistic in today's environment and with tomorrow's prospects.

Discounted cash flow analysis. CCC concluded that the change in selling price to Sierra that is likely to occur requires an evaluation of the plant based on what it will receive in 1996 and over the ten-year life of the contract that starts January 1, 1997 compared to its operating costs and debt service. The net cash flow after debt service was then discounted to present value at rates that reflect the risk, and a terminal value should be determined at the end of the year 2006 based on a multiple of projected net cash flows.

CCC's discounted cash flow analysis was based upon estimates of financial performance as prepared by FWC, but adjusted by CCC based on due diligence conducted by CCC on the plant, its power market, and its secured lender. CCC ran various projections of prices per kwh, from 2.58 cents to 4.2 cents, with expenses at their current level, discounted to the present.

No change in working capital and no capital expenditures were assumed. Debt obligations were calculated at their present projected levels according to the loan agreement, and also at levels that assumed a voluntary reduction in interest and principal as well as a revised long-term payout level.

These forecasts, even in their most optimistic form, were discounted at rates of 10% to 12% and 14%. The projected terminal value was based upon a multiple of 10 times net cash flow in 2006, discounted back at the above rates. The discount rates and terminal value multiple used by CCC in its analyses were based upon its own judgment as to required rates for the risk involved, and a discount from average multiples of comparable power companies.

As a further check on its results, CCC computed the sales price of power per kwh required to reach a value of $1,250,000 (the price offered for purchase of SB-1 and associated assets) on a discounted cash flow basis. This was determined to be 4.1 to 4.3 cents per kwh for the most optimistic debt payment level.

CCC believes income in this range is highly unlikely at the start of 1997 due to the number of plants selling electricity in the region at prices under 2 cents, the unlikely chance that that short-term avoided cost (currently estimated to be 2.8 cents or less per kwh) would change materially in the near future, the fact that Sierra can buy power for less than that price and has been for several years, and the likelihood that demand, while improving, is not projected to exceed supply in the near future.

Accordingly, CCC concluded that the results of such analyses, when considered as a whole, supports its opinion that the sale of SB-1 and associated Fund assets on the terms contemplated is fair, from a financial point of view, to the limited partners of the Fund.

Fairness of the Proposed Transaction

FWC, each of its officers and directors, and the Fund, believes the Proposed Transaction is fair to the Limited Partners for the following reasons:

* In December, 1996, the income of the Fund's sole electrical generating plant, SB-1, will drop below the level necessary to cover operating expenses, royalties, and debt service, probably resulting in foreclosure by the project lender with associated financial loss and possible adverse tax consequences to the limited partners.

* The Fund has received an opinion from Corporate Capital
Consultants, Inc., stating that the Proposed Transaction is fair from a financial point of view. Messrs. Burch, Quinn, and Melchior concur in the CCC analyses.

* It is highly unlikely that the Fund will receive a comparable or more favorable offer to purchase SB-1. FWC has been attempting to locate a purchaser since 1993 and has found that the market for SB-1 is extremely limited given the imminent drop in power sales rates and the limited number of potential buyers with knowledge of or interest in geothermal power plants.

* If the Proposed Transaction is completed, Limited Partners will receive approximately $33 per Unit. If SB-1 is not sold before December, 1996, there will be no cash distribution.

These four factors are stated in the order of relative weight given to them by FWC, with such weight allocated among them 90%, 5%, 3%, and 2% respectively.

SB-1 was appraised by Ronald P. Baldwin on September 20, 1993. At the time of this appraisal, the contract price for the sale of power to Sierra had just over three years to run. At a price of
7.17 cents per kwh, the plant was covering its mortgage payment obligation by accruing and deferring substantial amounts of other interest and obligations to the general partner. The Baldwin appraisal concluded that the plant's gross value of $5,000,000 was offset by $5,000,000 in debt, resulting in a net value of zero.

Because SB-1 is facing a substantial reduction in its revenue generating capability, other potential valuation factors, such as market prices, book value, going concern value, liquidation value, and comparable transactions, were not deemed significant by FWC or its officers and directors.

At the present time, with the power sales rate scheduled to drop more than 60% in December of 1996, SB-1 is worth less than at the time of the Baldwin appraisal. FWC believes that SB-1 has value only to a buyer knowledgeable in the alternative energy business with resources to buy out project debt and royalty obligations, make plant improvements, and carry the project (for years if necessary), while seeking another purchaser for the project's electricity and a way to deliver the power to such purchaser. USE is the only such buyer FWC has been able to locate in more than 3 years of searching.

All directors of the general partner favor the Proposed
Transaction. Of the FWC directors, only Messrs. Bo, Beck, and
Francis are not employed by FWC; they are employed by FWC
Properties, Inc., an affiliate of FWC.

Approval of Proposed Transaction

The Proposed Transaction will not be completed unless a majority in interest of Limited Partners participating by vote approve the Proposed Transaction. No unaffiliated representative has been retained by the Fund to act solely in behalf of the unaffiliated security holders.

THE PROPOSED TRANSACTION

FWC proposes that the Fund sell its assets, distribute the proceeds of sale to Limited Partners, and terminate the Fund. As a result of the dissolution, the Fund's registration pursuant to the Securities Exchange Act of 1934 and its obligation to file reports thereunder will terminate.

The Fund has received a cash offer to purchase substantially all the assets of the Fund by U.S. Envirosystems, Inc. ("USE") on the terms and conditions set forth in the Sales Agreement. This agreement was executed by the parties effective on December 31, 1995.

Overview of the Proposed Transaction

The Proposed Transaction involves the following major elements:

* The sale of substantially all of the Fund's assets for $1,250,000;

* Distribution of the proceeds of sale to the Limited Partners
(estimated to be approximately $33 per limited partnership unit - a "Unit"); and

* Termination of the Fund (generally resulting in approximately $33 of taxable gain per Unit).

If the Proposed Transaction is approved, funded, and completed, SB-1 and related assets (the "Fund assets") will be sold, the Fund terminated, and a final liquidating cash distribution will be made to Limited Partners. From an accounting standpoint, the Proposed Transaction will be treated as a sale of assets.

The Fund has not provided pro forma data disclosing the effect of the Proposed Transaction; if the Proposed Transaction is completed, all the Fund's assets will be sold, the proceeds will be distributed to Limited Partners, and the Fund will be terminated.

Limited Partners have no dissenter's rights of appraisal under Utah or Delaware law, nor will any be accorded. If a security holder opposes the Proposed Transaction, such holder may vote against it and seek to influence others to do likewise. Upon request of a Limited Partner, the Fund will provide a list of names and addresses of all Limited Partners.

The Fund's Limited Partnership Agreement provides that a Limited Partner may examine the Fund's records upon reasonable notice. No provision has been made for any Limited Partner to order an appraisal or obtain counsel at the expense of the Fund or an affiliate.

The structure of the Proposed Transaction was determined by negotiations between U.S. Envirosystems, Inc. and FWC. The Proposed Transaction is being undertaken at this time to give the purchaser of the Fund's assets as much time as possible to complete the transaction before SB-1's power sales rate drops in December, 1996, and to maximize the return to the Limited Partners.

The information below summarizes certain portions of the Sales
Agreement which FWC believes to be significant; copies are available upon request from the Fund.

The Purchaser

Under the terms of the Sales Agreement, USE and FWC will form Steamboat Envirosystems, L.C., a Utah limited liability company ("SBE") to acquire and operate the Power Plants. Although USE will provide all funds for the purchase of the Power Plants, the actual purchase of the Power Plants will be made by SBE.

Under the terms of SBE's Operating Agreement, USE will receive on a non-cumulative annual basis the first SBE net earnings of up to 18% of the amount USE raises in its public and private offerings to purchase the Power Plants (not to exceed $10 million); earnings above this amount, if any, will be divided equally with FWC.

As a condition of its purchase, USE required, and FWC agreed, that this Preferred Return will be based on USE's total capital raised, up to $10 million, even though less than all of this amount may be spent to purchase the Power Plants, pay off the WCC loan, make project improvements, and buy out royalty interests in the project. USE expects that a portion of moneys raised will be retained by USE for working capital. Such retained moneys, if any, will not affect the purchase price to be paid for SB-1 or the final, liquidating cash distribution to Limited Partners.

Because of the Preferred Return to USE under SBE's Operating Agreement, it is highly unlikely that FWC will receive any income from SBE unless plant electrical output can be substantially increased, a very favorable new power sales agreement can be obtained, and/or the royalty load substantially reduced, all of which appear very problematic to FWC's officers or directors.

The formation of SBE, in which FWC would have an interest, was required by USE as a way of retaining FWC involvement with the Power Plants. FWC and affiliates own other geothermal resource leases and power plants in the area, and can provide operating expertise, assistance with obtaining power sales agreements, community relations aid, and a uniform approach to resource management in the area.

USE will contribute to SBE the following:

* $1.25 million to purchase SB-1 and related Fund assets;

* $.275 million to purchase SB-1A and related assets;

* $1 million to fund improvements in the Power Plants and the purchase, at a discount, of royalty interests held by third parties in the Power Plants (these funds will be used as a reserve for operations if the royalty interests are not purchased); and

* Purchase and cancellation of the WCC loan on SB-1, receiving from the Fund the $1,016,774 reserve for debt service. (If the loan cannot be purchased for an acceptable price, USE shall make all loan payments out of USE's share of SBE's earnings).

FWC will contribute to SBE its receivables and deferred fees incurred with respect to the Power Plants, and all its interest in the Fund. As of December 31, 1995, The Fund owed FWC approximately $2,276,000, consisting of $1,117,000 in cash advances, $488,000 interest on those cash advances, and $671,000 owed for uncompensated services provided by FWC. 1A owed FWC in excess of $950,000, consisting of construction loans with an approximate principal balance of $632,000, cash advances of approximately $88,000, and interest on the foregoing.

If the Proposed Transaction is completed, FWC will lose its interest in the Fund (as a holder of both a 1% general partner's interest and 530 Units), will no longer bear the burden of providing administrative services for the Fund, and will in effect exchange the $2,276,000 owed to it by the Fund for an interest in SBE.

The financial position of FWC will be improved in that it (i) will no longer advance cash and services to the Fund (see "The
Fund-Moneys Owed to FWC"), and (ii) it will own a 50% interest in the purchaser of the Power Plants, with a subordinated interest in Power Plant earnings (see "The Proposed Transaction-The
Purchaser").

Parties to the Sales Agreement

Listed below are the parties to the Sales Agreement, together with a brief description of each.

Far West Electric Energy Fund, L.P. (the "Fund") is a Delaware limited partnership with its principal place of business at 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117 (see "The Fund"). The Fund is publicly held by approximately 1,100 Unit holders; Fund Units are not publicly traded. The Fund is the owner of SB-1 and related Fund assets, and owns a royalty interest in SB-1A.

Far West Capital, Inc. ("FWC") is a privately held Utah corporation with its principal place of business at 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117. It is the general partner of the Fund. Its shareholders are Alan O. Melchior, Thomas A. Quinn, and Ronald E. Burch, who are also the major stockholders in SB Geo, Inc.. Messrs Melchior and Quinn are partners in 1-A Enterprises, described below.

U.S. Envirosystems, Inc. ("USE"), is a Delaware corporation engaging in the business of developing, owning and operating co-generation and independent power facilities in the United States and overseas. Its offices are located at 515 North Flagler Drive, Suite 202, West Palm Beach, Florida 33401. Its stock is publicly traded on the NASDAQ OTC Bulletin Board under the symbol "USEN."

Steamboat Envirosystems, L.C. ("SBE"), will be a Utah limited liability company, qualified to do business in Nevada, with its principal place of business located at 921 Executive Park Drive, Suite B, Salt Lake City, UT 84117. SBE will be formed by USE and FWC to purchase the Fund's assets.

1-A Enterprises ("1-A") is a Nevada general partnership which owns a geothermal power plant commonly referred to as SB-1A which is located adjacent to the SB-1 power plant. The SB-1A power plant, put on line in 1989, utilizes the tail stream from the SB-1 plant to produce power. It has a nominal capacity of approximately 1.6 kwh, and on average produces approximately 14 million kwh per year.

Because SB-1A utilizes brine produced from SB-1 wells to produce power, SB-1A pays a pumping charge and royalty to the Fund, which constitute part of the Fund assets which SBE will purchase from the Fund. The Fund received $144,000 in pumping charges and royalties from 1-A in 1995.

SB Geo, Inc. ("SBG") is a Utah corporation with its principal place of business at 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117. A majority of SBG is owned by principals of FWC. SBG currently operates SB-1 and SB-1A without making a profit because the Operating Agreement provides that SBG cannot make a profit. This provision is enforced by WCC, which under the terms of the project loan agreement must approve all disbursements made from project income. In 1995, the Fund accrued obligations to SBG of $419,200 for fixed operations and maintenance expenses and $158,872 for variable expenses.

If the Proposed Transaction is consummated, SBE and SBG will execute an Operating Agreement pursuant to which SBG will operate the SB-1 and SB-1A geothermal power plants for SBE at rates competitive with rates charged by other independent power plant operators. Under this arrangement, it is probable that SBG may realize a profit on its operation of the plants.

Purchase of Assets

Under the Sales Agreement, SBE proposes to purchase the Power
Plants and all related assets.

SB-1

The Fund owns a geothermal power plant located within the Steamboat Springs Known Geothermal Resource Area located roughly 10 miles due south of downtown Reno, Nevada near the intersection of U.S. 395 and the Mount Rose Highway. This SB-1 plant has a nominal net capacity of approximately 4 MW and produces on the average approximately 37.8 million kwh per year.

SB-1 sells its output under a twenty year power purchase agreement with Sierra Pacific Power Company ("Sierra"), the local public utility. That power purchase agreement provides in part that SB-1 will be paid 7.17 cents per kwh for the first ten years of commercial operation and short-term avoided cost for the second ten years of operation.

When SB-1 began commercial operations in December of 1986, it was estimated by the parties that short-term avoided cost at the beginning of the second ten years of commercial operation would be in the 5-6 cents per kwh range. At present, however, Sierra's short-term avoided cost is approximately 2.8 cents per kwh.

It is the opinion of FWC that the SB-1 plant cannot sell its output at 2.8 cents and generate sufficient revenues to pay operating expenses and royalties, and service project debt.

As of January 2, 1996, there was a balance of $4,346,848 on the WCC loan on SB-1 and a $1,016,774 debt reserve for the loan held in escrow. In addition the Fund owes FWC approximately $2,276,000.

SB-1A

SB-1A sells its output to Sierra under a thirty year power purchase agreement. Pursuant to that agreement during the first ten years of commercial operation, which began in December of 1988, SB-1A is paid a floating rate for energy and capacity based on the movement of two different indices.

At present SB-1A is paid one rate for capacity and another for energy. These rates vary at different times of the year. During 1995 the annual blended rate paid for SB-1A's output has been
0.05433 cents per kwh. During the balance of the power purchase agreement beginning December of 1998, SB-1A will be paid for its output at Sierra's short-term avoided cost which presently approximates 2.8 cents per kwh.

1-A does not believe that SB-1A can sell its output at 2.8 cents per kwh and generate sufficient revenues to pay operating expenses, pumping charges, royalties, and debt service.

As of October 1, 1995 there was a balance due on the WCC loan on SB-1A of $1,746,470 and a debt reserve held in escrow of $79,869. In addition 1-A owes FWC in excess of $950,000 representing (i) the balance and accrued interest due on a loan made in connection with the construction of the SB-1A plant with a principal balance of approximately $632,000), (ii) cash advances of approximately $88,000, and (iii) interest on the foregoing.

Other Fund assets

The Fund assets to be sold also include, without limitation, supplies, inventory, plant, equipment, receivables and property; tangible and intangible, real and personal including without limitation permits, licenses, policies, contracts, choses in action, records, reports, documents, computer records, power sales agreements, leases, subleases, designs, operating records, bank accounts, escrow accounts, funds, wells, rights to brine, and any other rights held by the Fund or 1-A which are used or useful or pertain to the ownership, operation and maintenance of the SB-1 and SB-1A geothermal power plants owned by the Fund and 1-A.

Negotiations to Modify the Power Sales Agreements

FWC has initiated discussions with Sierra concerning renegotiating the power purchase agreements applicable to the Power Plants, in an attempt to increase the rate to be paid for the power generated by those plants during the period following the first ten years of commercial operations. At this point FWC is not optimistic that attempts to renegotiate the power purchase agreement will be successful.

It may be possible for the owner of the Power Plants to terminate the power purchase agreement with Sierra and find another market for the output of SB-1 and SB-1A at a price that would exceed Sierra's short-term avoided cost rate, but the possibility of that result is unknown.

Cash Deposit

On August 9, 1995, USE paid to FWC a non-refundable deposit of $50,000 to begin the Consent Solicitation process. FWC required these moneys from USE as a show of serious intent to complete the Proposed Transaction. Upon receipt of these funds, FWC initiated work on the Consent Solicitation, including contracting with legal, accounting, and financial advisors.

Conditions of Sale

Performance of the Sales Agreement is subject to certain conditions precedent ("Conditions of Sale"):

* USE raises approximately $10,000,000 in public and private securities offerings; and

* A majority of the Fund's Limited Partnership interest which votes in response to this Consent Solicitation approves the Proposed
Transaction.

To raise the $10 million necessary to finance the Proposed Transaction, USE has obtained a $3.5 million commitment from Enviro Partners, L.P. and Energy Management Corporation (affiliates of Smith Management Company, a private investment firm) for a private placement of USE's preferred stock), and an underwriter's letter of intent from Gaines Berland, Inc. for a public offering of $6.5 million of USE common stock and warrants.

Steps of the Sales Transaction

If approved by the Limited Partners, the Proposed Transaction will be effected through the steps described in "Special Factors-Steps of the Sales Transaction" above.

Incentive Offered to Limited Partners

As an incentive to the Limited Partners to vote in favor of the Proposed Transaction, and contingent upon such approval, FWC will:

* Transfer to SBE all obligations owed by the Fund to FWC (as of December 31, 1995, approximately $2,276,000, consisting of
$1,117,000 in cash advances, $488,000 interest on those cash advances, and $671,000 owed for uncompensated services provided by
FWC); and

* Decline its share of any final distribution. But for this declination, FWC as a general partner and holder of Units would be entitled to receive 6.09% of the cash to be distributed in the final distribution (see "The Fund-Interest of FWC in the Fund"), representing approximately $19,898.

By re-directing these moneys from itself to the other Fund unit holders, FWC believes it is doing everything in its power to maximize the cash distributions to the Limited Partners.

Cash to be Distributed

The Fund will (i) deduct from the purchase price the debts owed by the Fund to third parties and the costs of this Consent
Solicitation, (ii) eliminate payments due to FWC but for its waiver of moneys due it as described below, then (iii) distribute the balance to the Limited Partners of the Fund.

As of February 1, 1996, the Fund's estimated third party debts
(debts not owed to FWC) and accounts payable were as follows:

Creditor                       Amount
First Security Bank          $470,649
Royalties                      34,226
Freedman, Levy & Kroll        172,519
Gardiner & Hintze              60,083
Coombs & Greely                 4,484
Valley Foods                   21,936
Robison Hill & Co.             27,876
SBG                            40,422
 Total                       $832,195

Estimated expenses of this Consent Solicitation are as follows:

Service Provider                        Estimated Cost
Corporate Capital Consultants, Inc.         $43,000
Stanford Smith, attorney                     30,000
Robison Hill & Co., accountants              13,000
Printing, postage and filing                  5,075
 Total                                      $91,075

Deducting these costs ($832,195 in third party debts and $91,075 of Consent Solicitation expenses) from the purchase price of $1.25 million leaves a balance of $326,730. Dividing this number by the 9,776 Units outstanding (10,306 total Units less the 530 Units held by FWC) yields final liquidating cash distributions to Limited Partners of approximately $33 per Unit.

All expenses of this Consent Solicitation will be paid by the Fund; if the Proposed Transaction is completed, expenses will be paid from the proceeds of sale. No part of such funds or other consideration will be directly or indirectly loaned in the ordinary course of business by a bank or otherwise borrowed.

FWC will attempt to reduce the amounts paid to third-party creditors through negotiations. If these efforts are successful, the final cash distribution to Limited Partners may be increased.

Improvement of Power Plants and Purchase of Royalty Interests

A total of $1,000,000 of the $2,525,000 contributed to SBE by USE shall be used to finance improvements in the Power Plants and attempt to buy at a discount the gross royalties and net revenue royalties owned by GDA, Benson, Helzel and Schwartzoff and Ormat, Inc. in the projects. Any amounts not utilized for those purposes shall be retained in the accounts of SBE to be used in the operation and maintenance of the Power Plants.

Purchase of Debt

USE has negotiated to purchase the position of WCC, the primary lender on both the SB-1 and SB-1A projects. USE expects to acquire the total WCC loan balance ($5,525,758 as of April 20, 1996) at a discount.

At its election, USE may contribute that debt position to SBE as a part of its capital contribution to SBE. If that is done, SBE may cancel the debt and all related encumbrances on the SB-1 and SB-1A projects. If so contributed and canceled, SBE shall immediately assign to USE all of its right, title and interest in and to the funds held in the SB-1 and SB-1A loan reserves. These reserves are required under the terms of the WCC loan so that the Power Plants can continue debt service in periods of low project income. As of December 31, 1995, these reserves totaled $1,122,022.

The Fund borrowed $8 million from WCC on January 16, 1990, levelly amortized over 10 years, with payments due quarterly at 11.5% interest. The proceeds were used to refinance an initial project loan made by Handlesbank and establish a reserve account for payment of debt service obligations during periods of low project income.

Liabilities Not Assumed
Respecting Fund liabilities, the Agreement provides as follows:

* All operating expenses, royalties, taxes, and other Fund obligations shall be prorated between the SBE, the Fund, and 1-A as of the closing date.

* The parties to the Sales Agreement are not assuming any of the liabilities, contracts, commitments and other obligations of any other party to the Sales Agreement.

* Any obligations or liabilities of any other party arising under the Sales Agreement;

* Any obligation of any other party to the Sales Agreement for federal, state or local tax liability (including interest and penalties) arising from the operation of SB-1 or SB-1A by SBG, FWC, the Fund or 1-A up to the closing date or arising out of the sale by the Fund or 1-A of their assets;

* Any obligation of the Fund or 1-A for any transfer, sales or other taxes, fees or levies arising out of the sale of assets;

* Any obligation of the Fund or 1-A for expenses incurred in connection with the sale of assets.

* All real or personal property taxes attributable to any of the assets shall be prorated as of the closing date; any transfer, sales, use or other tax, including any real estate excise tax or transfer, filing or recording fees, payable upon or with respect to the sale of the assets hereunder shall be paid when due by SBE.

Warranties of the Fund

As required by the Sales Agreement, the Fund and 1-A warrant that to the best of their knowledge:

* The Fund assets will be duly and validly transferred to SBE and upon the delivery to SBE of appropriate documents; SBE will have good and marketable title to the Fund assets, free and clear of all liens, claims, encumbrances and other rights of third parties except for certain interests listed in Exhibit B to the Sales Agreement.

* There are no pending or threatened claims that are or could be asserted against the Fund which relate to any toxic or hazardous substance having been improperly generated, handled, released (or threatened to be released), treated, stored or disposed of, or otherwise deposited in, on, beneath or in close proximity to the real property upon which the Power Plants are constructed including, without limitation, the surface waters and subsurface waters thereof. There are no underground tanks that are or have been located on, in or in close proximity to the plant site. There are no pending or threatened environmental claims that are or could be asserted against the Fund or 1-A or its predecessors, which relate to the plant site.

* There is no suit, action or proceeding pending or threatened against the Fund or 1-A, and there is no judgment, order, injunction, decree, regulation or ruling of any court or governmental department, commission, agency, instrumentality or arbitration outstanding against the Fund or 1-A having or which, insofar as can be foreseen in the future, may have any adverse effect on the operation and use of the Power Plants.

* There are no existing conditions at the Power Plants that could cause those sites to become in violation of, or in noncompliance with, any governmental rule or regulation.

* The Fund and 1-A have complied in all material respects with all of the applicable rules, regulations and requirements of all governmental licenses, permits and authorizations held by each entity in connection with the ownership, development and operation of their respective power plants. All information and disclosures made on any applications for licenses, permits or authorizations were true when made. Neither the Fund nor 1-A has any knowledge of any claimed violations from any governmental agency or any other person with respect to the licenses, permits and authorizations held by them in connection with the operation of the Power Plants and neither the Fund nor 1-A has any knowledge that any condition exists which may give rise to a claim of violation in the future.

* All of the permits and contracts associated with the ownership and operation of the Power Plants are in good standing and in full force and effect, and there has been no material adverse change in the status of the permits and contracts which threatens, restricts or prohibits the operation of the power plants.


Warranties of USE

Under the terms of the Agreement, USE warrants as follows:


* USE is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is authorized or licensed to do business in all other jurisdictions in which the failure so to qualify would have a material and adverse impact on its business or properties. USE has the power and authority to carry on its business as now conducted and as proposed to be conducted.

* All necessary actions on the part of USE necessary for the authorization, execution, delivery and performance of the Sales Agreement and the consummation of the transactions contemplated in the Sales Agreement will be taken prior to closing. The Sales Agreement shall constitute the legal, valid and binding obligation of USE, enforceable against USE in accordance with its terms.

Additional Documents of Transfer

Upon the reasonable request of SBE the parties shall execute, acknowledge, and deliver all such further documents as may be required to convey and transfer to and vest in SBE and protect its right, title and interest in all of the Fund assets purchased pursuant to the Sales Agreement, and as may be otherwise appropriate to carry out the transactions contemplated by the Sales Agreement.

At closing SBE shall receive a report from First American Title Company of Reno indicating that there are no mortgages, claims, liens, charges, encumbrances security interests, restrictions on use or transfer or other defects of record with respect to the Power Plants other than as set forth in Exhibit B to the Sales Agreement.

Other Provisions

The Sales Agreement contains several other provisions, among which are the following:

* The Sales Agreement may not be amended or modified except in a writing signed by each of the parties.

* Each party to the Sales Agreement will indemnify and hold harmless each other party from any commission, fee or claim of any person, firm or corporation employed or retained by, or claiming to be employed or retained by, the indemnifying party to bring about, or to represent it in, the transactions contemplated therein. The Proposed Transaction involves no other indemnification arrangements.

* Each party will pay all expenses incurred by it and in connection with the negotiation, execution and performance of the Sales
Agreement, whether or not the transactions contemplated therein are consummated, including the fees and expenses of agents, representatives, accountants and counsel for each party.


* Time is of the essence of the Sales Agreement and each and every covenant, condition and provision of the Sales Agreement.
Any dispute arising under the Sales Agreement which the parties cannot resolve amicably, will first be mediated and if that process does not resolve the dispute, the dispute will be submitted to binding arbitration. Such mediation and arbitration will take place in Salt Lake City, Utah in accordance with the Rules of the American Arbitration Association and the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which that party may be entitled.

THE FUND

Organization

Far West Electric Energy Fund L.P., a Delaware limited partnership (the "Fund"), was originally organized in September 1984 under the Uniform Limited Partnership Act of Utah as Far West Hydroelectric
Fund, Ltd. Its general partners were Far West Capital, Inc.
("FWC"), Alan O. Melchior, and Thomas A. Quinn.

The Fund's principal business office is located at 921 Executive Park Drive, Suite B, Salt Lake City, Utah 84117. Its 10,306 Units are publicly held by 1,103 Unit holders as of March 15, 1996. The Units are not publicly traded. During the past 3 years no public offering of the Units has been made, nor has the Fund or any affiliate purchased any Units. There are no arrangements relating to any security holder of the Fund which are not identical to that relating to other security holders of the same class of securities of the Fund.

The principal revenue-producing activities of the Fund commenced as of December 31, 1985, following the completion in November 1985 of a public offering of its Units of limited partnership interests registered under the Securities Act of 1933.

On December 20, 1988, the Fund changed its name to Far West
Electric Energy Fund, L.P. and changed its domicile to Delaware.
Messrs. Melchior and Quinn resigned as individual general partners of the Fund effective January 1, 1995, leaving FWC as the sole general partner.

Since 1986, the Fund has realized significant revenues from its business of selling power generated by its plants to public utilities pursuant to the Public Utility Regulatory Policies Act ("PURPA"), and in accordance with regulations of the Federal Energy Regulatory Commission ("FERC") and of the state public utility commissions of Idaho and Nevada.

No cash distributions to Limited Partners have been made during the past two years. The sole income producing asset of the Fund, a thermal-hydroelectric plant located near Reno, Nevada, (the "Power Plant") has been unable to operate profitably.

The following table presents certain historical data respecting the Fund's limited partnership Units as well as comparative equivalent data after giving effect to the sale.

Per Unit Fund Data (in Dollars)
For the Year Ended December 31, 1995
Item                    Historical    Pro Forma (1)
Book value per Unit          499           33
Cash Dividends                 0           33
Income (loss) from
continuing operations         27            0


(1) Pro Forma information is presented as if the sale had taken place at the beginning of the period for which information is presented.

No transactions outside the ordinary course of business have occurred between the Fund and any affiliate thereof since the commencement of the Fund's second full fiscal year preceding the date of this Schedule. No contacts, negotiations, or transactions outside the ordinary course of business have occurred between the Fund and any affiliate thereof since the commencement of the Fund's second full fiscal year preceding the date of this Schedule. Except as described in this Consent Solicitation, no material contacts or negotiations have occurred since the commencement of the Fund's second full fiscal year preceding the date of this Schedule between
(i) the Fund or any of its affiliates, or (ii) between the Fund (or any affiliate) and any person who is not affiliated with the Fund.

Management

The Fund has no employees, but relies on the staff of FWC and Messrs. Melchoir, Quinn, and Burch, who are officers, directors, and shareholders of FWC and SBG.

The following individuals are the principal officers and directors, and sole shareholders of FWC. Each is a full-time employee of FWC.

Ronald Burch, President and Director of FWC, age 44, joined the company in July, 1991, having been previously employed by Calpine
Corporation, a California corporation, as a Business Development
Manager. He was named President of FWC on March 19, 1996.

Alan O. Melchior, Chief Financial Officer and Director of FWC, age
48. Mr. Melchior was a founder of FWC, which was organized in May, 1983. He served as President from its inception until March 19, 1996. From December, 1981 to May, 1983, he was an account executive with Westlake Securities, Inc., of Angora Hills, California. Mr. Melchior received a B.S. in business from Brigham Young University in 1971 and an M.B.A. degree from the University of Utah in 1974.

Thomas A. Quinn, Vice President, General Counsel and Director of FWC, age 60. Mr. Quinn was also a founder of FWC. Since February, 1985, Mr. Quinn has been serving full-time in his capacities with FWC. From 1968 to February, 1985, he was engaged in the private practice of law in Salt Lake City, Utah. He received a B.S. degree in political science from Brigham Young University in 1959, and a Juris Doctor, with honors, from George Washington University Law School in 1963.

Messrs. Melchior and Quinn each own 40% of FWC, 37.5% of 1-A Enterprises (owner of SB-1A), and 37.5% of SB Geo, Inc. (operator of SB-1 and SB-1A). Ronald E. Burch owns 20% of FWC and 15% of SBG. The remaining 10% interest in SBG is owned by Mr. Eric Call, SBG's operations supervisor. An additional 4% of SBG ownership will be granted to Mr. Bill Price, another supervisor, over a 4-year period, with the interest of the other owners to be proportionately decreased.

The FWC board of directors consists of Messrs. Burch, Quinn, and Melchior, as well as John S. Bo, Robert K. Mouritsen, Kenneth R. Beck, and Richard V. Francis. The latter four persons have served as officers of a FWC affiliate, FWC Properties, Inc., since its formation in 1994. Before their employment by FWC Properties, Inc., Messrs. Bo and Francis were employed by FWC. Before joining FWC properties, Inc. in 1994; Mr. Mouritsen is an employee of FWC. Mr. Beck was employed by Innkeepers, International, Inc. as CFO (1993) and Transcontinental Properties, Inc. as executive vice president (1986-92).

None of these individuals, the Fund, or FWC, has been convicted of any criminal action during the past 5 years. Details of legal proceedings are reported the attached Form 10-KSB and the section herein entitled "The Fund-Legal Proceedings." The Fund and FWC are entities organized in the United States; FWC's officers and directors are United States Citizens.

The principal asset of the Fund is the single electric power generation plant described below. The Fund previously owned a small hydroelectric plant near Twin Falls, Idaho, known as the Crystal
Springs Hydroelectric Plant which was sold in March, 1995.

Interest of FWC in the Fund

Under the terms of the Fund's Limited Partnership Agreement, the total Fund interest is allocated 1% to the general partner and 99% to the limited partners. The limited partnership interest is divided into Units (10, 306 outstanding as of March 1, 1996). In addition to its 1% general partner's interest in net income of the Fund, FWC owns 530 Fund Units (representing 5.14% of the Units). FWC thus owns a total of 6.09% of the partnership interest calculated as follow: 1% of the total interest as general partner, and 5.09% of the total interest as a limited partner (5.14% times 99%).

The Steamboat Springs Thermal-hydroelectric Plant

The Steamboat Springs Plant ("SB-1") is described in "The Proposed Transaction-Purchase of Assets" above. The present Operating Agreement provides for SB Geo, Inc. ("SBG"), an affiliate of FWC, to operate and maintain the SB-1 plant for a period of 10 years. Under the terms of its Operating Agreement, SBG operates the plant on a non-profit basis (salaries and expenses only).

While this change of operators generally has brought increased power production and lower operating costs, the Fund incurred increased cost associated with equipment repairs that otherwise would have been covered by the Ormat warranty.

In October 1991, the Fund assigned its 77% ownership interest in SBG, and 1-A Enterprises assigned its 23% ownership in SBG, to Messrs. Melchior and Quinn, who accepted the assignments and SBG's liabilities. These individuals later assigned a 15% interest to Mr. Burch (officer of SBG and FWC), a 10% interest to Mr. Call (SBG plant supervisor), and a 4% interest (full vesting in 1999) to Mr. Price (SBG supervisor). FWC and SBG are thus controlled by Messrs. Melchior, Quinn, and Burch.

According to an independent valuation firm, SBG had no value as of the transfer date due to its obligations and its cost basis operating status. Consequently, no gain or loss was recognized as a result of the assignment.

Fund Revenues from the 1-A Plant

The 1-A geothermal plant ("1-A") is located adjacent to the Steamboat Springs Plant. 1-A consists of two separate modules, utilizing binary rankine cycle turbines with a combined net output of 1.6 megawatts.

1-A was originally a Steamboat Springs expansion project, but was sold in 1988 to a general partnership entitled 1-A Enterprises which is owned 75% by Alan O. Melchior and Thomas A. Quinn. Until their resignation effective January 1, 1995, these gentlemen were individual general partners of the Fund; they are currently officers and shareholders of FWC. Use of the geothermal resource by 1-A has no adverse effect on the operation or earnings of SB-1.

In a Second Amendment to Geothermal Resources Lease, provision was made to accommodate 1-A on the SB-1 lease. A Geothermal Resources Sublease was entered into granting rights and defining terms and conditions for the siting and operation of 1-A and setting forth a method of calculating royalty payments to be made to the Fund. This Sublease was Revised and Restated on October 9, 1989.

As consideration for the sale of 1-A rights to 1-A Enterprises, the Fund received a royalty interest in the net operating income of 1-A. Such royalties equal 10% in 1988 through 1992, 15% in 1993 through 1998, 40% in 1999 through 2010, and 45% in 2011, and thereafter.

The Fund is paid an amount equivalent to the net profit that would be realized by the Fund if 1-A were bearing 150 kwh of parasitic power load (power consumed by the plant itself).

The net profit equivalent is calculated as follows: 1,200,000 kwh x the rate at which power is sold to Sierra Pacific Power Company under the power purchase agreement applicable to 1-A, less any royalties, note payments, or net revenue interest or other expenses associated with or payable out of such additional revenues assuming that 1-A produced an additional 1,200,000 kwh per annum.

The total royalty payments and pumping charges paid by 1-A to the Fund were $95,000 in 1989, $94,000 in 1990, $115,000 in 1991,
$102,000 in 1992, $135,000 in 1993, $144,000 in 1994, and $144,000
in 1995.

As described in the Sales Agreement, SBE will also purchase the SB-1A power plant, which currently pays pumping charges and royalties to the Fund, as described above. These rights to royalties and pumping charges are included in the assets being sold by the Fund, and were included in calculating the value of the Fund assets being sold.

Long-term Debt

In January 1990, the Fund received the proceeds of an $8,000,000 non-recourse refinancing of SB-1 with Westinghouse Credit Corporation ("WCC"). The WCC loan, which is secured by the Fund's assets including the resource lease, plant and equipment and related contract rights, bears interest at 11.5% per annum and must be repaid over ten years in 40 quarterly payments of principal and interest.

On October 23, 1992 WCC gave the Fund a notice of default with regard to the long-term financing of the project. The default occurred because-

* The Fund allowed the debt reserve account to fall below $1 million plus an additional $70,000 annually for 7 years (together with interest) as required by the terms of the loan; and

* The Ormat arbitration award exceeded $25,000, breaching a loan requirement.

Since that date the parties have met in negotiations on several occasions. There has been no resolution of the default, but WCC has taken no action.

Simultaneously with its January 17, 1990 loan to the Fund, WCC made a $3 million non-recourse loan to 1-A on the same terms as the loan made to the Fund, but secured by the assets associated with 1-A. Of this amount, $400,000 has been reloaned by 1-A Enterprises to the Fund on the same terms the Fund received from WCC.

As of April 20, 1996, the outstanding principal balance of the WCC loan to the Fund is $4,094,165.

Fund Financial Position

Summary financial information for the Fund is presented in the following table:

Selected Fund Financial Data: 1991-1996 (in dollars)

Item 1996    1995  1995     1994      1993      1992      1991
   (1st Q) (1st Q)
Revenues
871,000 699,000 2,674,000 2,879,000 3,784,000 3,443,000 3,530,000
Net Income (loss) before extraordinary item
186,000 105,000   283,000    73,000   527,000(1,141,000) (437,000)
- --Per Unit
  18      10         27          7        51     (110)       (42)
Distributions to LPs
   0       0          0          0         0        0          0
Total Assets
13,060,000     13,370,000            15,677,000         17,469,000
     13,370000          15,320,000            16,090,000
Long-Term Debt*
713,000  725,000  725,000    230,000   268,000  673,000 12,181,000

*The WCC loan was reclassified from long-term to current debt in 1992 as a result of the Fund's default in that year.

Fund Operations

In 1987 the Steamboat Springs Plant produced electric power and generated revenues at approximately 75% of expected operating levels. The production shortfall was primarily due to shutdowns required to effect certain equipment changes and modifications, and to operation of that plant at a lower level than expected.

FWC determined that to achieve the expected capacity and the performance requirements specified in the plant's purchase contract, the vendor/operator (Ormat) would have to install additional equipment and make some modifications to existing equipment. These corrections were made at no cost to the Fund (although the down-time for modifications and testing impacted revenues). The modifications and repairs were completed in the summer of 1988, and the Fund was informed by Ormat that the plant was performing at a level that would produce 42,000,000 kwh per year.

The Steamboat Springs Plant increased production of electric power from 32,797,000 kwh in 1987 to 36,142,000 kwh in 1988. Ormat installed additional equipment and made equipment modifications which increased the plant's capacity and performance. These additions and modifications were made at no additional cost to the Fund.

In 1989 the Steamboat Springs Plant produced $2,564,000 in gross revenues which was $448,000 and $576,000 less than would have been received under the Ormat projected 42,000,000 kwh and 43,800,000 kwh agreed to under the purchase agreement per year respectively.

After reviewing plant performance with independent consultants, FWC concluded that the deficiencies in plant performance were attributable to both poor operating practices employed by Ormat, the former operator, and certain problems in plant design. Consequently, FWC notified Ormat that the Fund believed that Ormat was in default under both its Operating and Purchase Agreements with the Fund. FWC replaced Ormat as plant operator on October 11, 1990, and sought redress for plant deficiencies under the arbitration clause of the Purchase Agreement. Arbitration proceedings began October 29, 1990.

The arbitration panel denied the bulk of the Fund's claims and Ormat's counter claims. The Fund was awarded $175,000 for well field problems, and Ormat was awarded $254,000 for unpaid operating and warranty service, the payment of which had been withheld pending the completion of the Arbitration. The parties have all complied with the ruling of the Arbitrators, including payment of all awards.

In 1990 the plant produced $2,765,000 in gross revenues which was an increase over 1989's revenues, but about $247,000 and $376,000 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively.

In 1991 the plant produced $2,791,000 in gross revenues which was $220,000 and $349,000 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively.

In 1992 the plant produced about $2,360,000 in gross revenues which was $651,400 and $780,460 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively. The poor performance in 1992 was directly due to excessive equipment failures and breakdowns which resulted in plant downtime.

In 1993 the plant produced $2,625,000 in gross revenues which was an increase over 1992's revenues but about $386,391 and $515,451 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively.

In 1994 the plant produced $2,564,000 in gross revenues, a decrease of $446,906 from the prior year and $575,966 less than projected. In 1995 production was $2,580,000, an increase of $431,060 over the prior year, but $560,120 less than projected.
The following table shows the annual production for SB-1; it does not include SB-1A production:

SB-1 Output
Year   Kwh's Produced  Gross Revenues ($) Percent Change from Prior
                                                Year
1987    32,797,000       2,352,000
1988    36,142,000       2,591,000            +10.16 percent
1989    35,760,000       2,564,000             -1.04 percent
1990    38,563,000       2,765,000             +7.84 percent
1991    38,926,000       2,791,000              +.94 percent
1992    32,915,000       2,360,000            -15.44 percent
1993    36,611,000       2,625,000            +11.23 percent
1994    35,988,000       2,564,000             -2.32 percent
1995    35,988,000       2,580,000             +0.62 percent


Compensation of the General Partner

Pursuant to the Amended and Restated Limited Partnership Agreement of Far West Electric Energy Fund, L.P., as consideration for providing management services to the Fund, FWC is entitled to the following compensation:

* A one percent (1%) interest in the profits, losses, and net income of the Fund; and

* Units equal to five percent (5%) of the Units outstanding, to be increased proportionately if and as additional Units are issued in the future (as a result of purchase of Units, FWC currently owns
530 Units representing 5.14% of the total Units);

* If and when Units are listed for public trading, or the Limited Partners have received an amount equal to their capital contributions to the Fund (reduced by the amount of tax credits allocated to the Limited Partners) together with a sum equal to a cumulative annual return of 8%, FWC shall receive additional Units equal to ten percent (10%) of the Units outstanding, and a total of 15% of any new Units issued.

* Reasonable compensation in connection with the purchase of projects from FWC or its affiliates, and provision of services to the Fund which are normally provided by outside consultants, provided any such payments are competitive with charges for similar projects or services. (No such payments were earned by or made to FWC in fiscal 1995.)

* Reimbursement on a monthly basis for all direct expenses it incurs on behalf of the Fund and for that portion of its administrative expenses allocable to the Fund.

Moneys Owed To FWC

Because SB-1 output has been below anticipated levels, and because of higher than anticipated operating expenses, FWC has deferred compensation due to it from the Fund, and has advanced moneys to the Fund, as shown on the following table:

Fund Obligations to FWC (in dollars)

Year of Operation Unpaid Fees Earned by FWC  FWC Loans to the Fund
1988                          --                            --
1989                          --                            --
1990                      42,000                        16,000
1991                     173,000                       385,000
1992                     170,000                       350,000
1993                      70,000                       171,000
1994                     118,000                        83,000
1995                      98,000                       112,000
Total                    671,000                     1,117,000

The FWC loans to the Fund are unsecured, accrue interest at 13%, and are payable upon demand.

Legal Proceedings

Securities and Exchange Commission. On January 29, 1993, a permanent injunction was entered by the United States District Court, District of Utah, Central Division, enjoining the Fund, FWC, and Principal Melchior (previously a general partner of the Fund until his resignation effective January 1, 1995) from violating Sections 5(a), (b), and (c), and Sections 17(a)(2) and (3), of the Securities Act of 1933. No monetary awards were granted by the Court. Details of this proceeding were reported to Unit holders in the December 31, 1992 Form 10-K.

Arizona Securities Commission. An action filed against the Fund, FWC, Principal Melchior and others by the Arizona Corporation Commission was settled on May 19, 1993, without any expense to the Fund. The defendants were ordered to cease and desist from offering or selling securities in Arizona absent appropriate registration or an available exemption, or making any material misrepresentations or omissions in connection with offers or sales of securities. FWC, Principal Melchior, and others were ordered to pay $86,690 in restitution to Arizona investors in Little Wood Hydroelectric Ltd. Details of this proceeding were reported to Unit holders in the December 31, 1993 Form 10-K.

Nevada Department of Transportation. The Department of Transportation of the State of Nevada ("NDOT") commenced action on December 10, 1993, in the Second Judicial District Court of the State of Nevada in and for the County of Washoe against the Partnership and others to obtain, for highway purposes, ownership of approximately 2.79 acres of the property owned by Sierra Pacific Power Company ("SPPC") at the extreme north of the land upon which the Steamboat Springs Plant is located pursuant to the SPPC lease.

The Fund is defending the action insofar as is necessary to protect a stand-by injection well located on the lease in the proximity of the land being taken and a monitoring well in an adjacent area which is being taken. It is presently negotiating a settlement which will leave the stand-by injection well and the Fund's rights in and use thereof intact and available. The Fund has constructed a new monitoring well, and the State has agreed to reimburse these expenses in the amount of $5,850.

The Fund is also attempting to obtain a portion of the $273,500 offered and deposited into court by NDOT as compensation for the taking. SPPC is claiming all of such funds as the owner of the land.

By order dated December 29, 1993, the court has granted NDOT the right to possess and occupy the property while the amount of compensation to be finally awarded is being contested. WCC, the Fund's principal creditor, has claimed that under the financing agreements with respect to the Steamboat Springs and 1-A plants, all funds recovered from NDOT must be applied to reduce the principal balance of the loans outstanding. Disbursement of the deposited funds is expected in late 1996 or early 1997.

FEDERAL INCOME TAX CONSEQUENCES

This description of certain federal income tax consequences of the proposed sale of the assets of the Fund is included solely for the information of the Limited Partners. No information is provided with respect to the consequences of any applicable state, local or foreign tax laws.

Applicability of the minimum tax and other tax consequences of the proposed sale to a Limited Partner may depend upon the individual situation of the Partner. Therefore, each Partner is urged to consult his or her own tax adviser concerning the specific tax consequences of the proposed sale to such Partner.

General Considerations

The following summary of the major income tax consequences of the proposed sale is based, with respect to U.S. tax consequences, on the pertinent provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable regulations promulgated by the Treasury Department under the Code (the "Regulations"), judicial and administrative interpretations of the Code and Regulations.

Each Partner of the Fund should be aware that the Code, the Regulations and interpretations are subject to change and that such changes may be given retroactive effect.

The Revenue Reconciliation Act of 1990 (the "1990 Act") changes the tax rates imposed upon individuals commencing January 1, 1991. The new tax law imposes a 36% marginal tax rate plus a surtax resulting in a 39.6% rate rather than a generally imposed 28% marginal tax bracket on individual taxpayers, increases the alternative minimum tax rate to 24% (rather than the previous rate of 21%), and phases out personal exemptions and itemized deductions for persons with substantial income.

The 1990 Act also limits the tax rate on long-term capital gains to 28% The 1990 Act itself does not have an effect upon the opinion of the Tax Advisor items (a) through (g) set forth below, but owners of limited partnership Units should be aware that the changes set forth in the 1990 Act could have an effect on the rates imposed on the taxpayer.

The Partners in the Fund are variously; corporations, individuals, partnerships and nominees. Each type of entity may be taxed at different rates or be taxed based on different sections of the Code or Regulations. It is not feasible to comment on all of the federal income tax consequences of the proposed sale.

This summary has been prepared based on the opinion of the Fund's tax advisor, the Code, and the Regulations as now in effect and the current judicial and administrative interpretations thereof.

There can be no assurance that the Internal Revenue Service will agree with the interpretations of the Code and the Regulations set forth below. The following summary does not include any discussion with respect to the consequences of the proposed sale under state and local taxation laws and regulations.

Opinion of Tax Advisor

The Tax Advisor to the Fund, Robison, Hill & Co. (a professional corporation), has issued an opinion addressing certain tax consequences of the proposed sale of the assets of the Fund. A complete copy of the Tax Advisor's opinion is included in the exhibits to this Proxy Statement. The opinion is to the effect that if the sale occurs as set forth in the Purchase and Sale Agreement and as described herein, it is more likely than not:

a) The proposed sale will result in dissolution of the partnership under the Certificate and Limited Partnership Agreement of Electric Energy Fund L.P.

b) Any cash received by the Limited Partners of the Fund will be treated as having been received in redemption of the limited partner Units so cashed out, and will result in taxable gain or loss. The amount of such gain or loss will be the difference between the cash received and the basis of the Units surrendered in exchange thereof.

c) The Fund is not a "generic" tax shelter under the two-pronged test and loss if any will be allowed.

d) The $100,000 payoff of debt to First Security Bank will result in taxable income and increase earnings and profits to the Fund.

e) The debt to FWC will be transferred to equity in the new entity and is not forgiveness of debt and should not be recognized as a distribution of money by the Fund to the Limited Partners.

f) Partners that did not receive tax benefits from the energy tax credit are entitled to 50% of the basis reduction as a credit on their income tax return.

g) Because the Fund records income on an accrual basis for tax purposes there will not be any unrealized receivables or appreciated inventory sold that should be recognized as ordinary income.

An opinion of a tax practitioner is not binding upon the IRS or the Courts. It is uncertain whether the IRS would issue a favorable ruling on the Proposed Sale. An opinion of Tax Advisors does not provide the same degree of assurance with respect to the consequences of a transaction as would a private letter ruling from the IRS.

The Tax Advisor's opinion is subject to a number of assumptions and qualifications that are critical to the opinion and is based on certain factual assumptions, and upon certain representations and assurances made by FWC, the Fund, USE and SBE. If such factual information or the representations, warranties, or assumptions are not true when made or subsequently change, the Tax Advisor's opinion may be inapplicable. Robison, Hill & Co. has expressed no opinion concerning the consequences of the proposed sale on the Limited Partners under applicable state or local income tax laws.

Calculation of Individual Partner Per Unit Cost Basis

Based on the information provided from the Schedule K of Form 1065 as was filed by the Fund, a per-Unit basis of original issued Units ($1,000 per Unit) would be as indicated on the table below.

Tax Consequences of Fund Ownership Per Unit (in dollars)
Year of   Cash         Schedule K    Cumulative  Cumulaltive
Operation Distribution Income (Loss) Suspended    Basis
                                      (Loss)
Initial purchase of Unit                              1,000
1985 (business
credit of $279)             (28)                        972
1986 (business
credit of $20)             (386)                        604
1987          31           (374)                        199
1988          22           (420)       (243)
1989                       (366)       (609)
1990                       (297)       (906)
1991                         (6)       (912)
1992                        325        (587)
1993                        125        (462)
1994                         58        (404)
1995                        158        (246)
1996 (Projected
without
sale of SB-1)               166         (80)
1996 (Projected
with sale
of SB-1       33            743                          630


The preceding table assumes that the Limited Partner is an individual and was unable to deduct some of the losses at the times they were incurred either because of the basis limitations or the passive loss limitations.

In summary, assuming that the partner was able to utilize the Business Credit, the partner should have-

* Received a tax benefit of $299 for the Business Credit

* Received non-taxable cash distributions of $86

If the proposed transaction is approved and completed, this Limited Partner's Form K-1 will report ordinary income of approximately $33 per Unit.

Each Limited Partner's situation may vary from the above assumptions, accordingly, partners are encouraged to consult their own tax advisers.

Reduction of Basis

The Fund elected to reduce basis of property for which the energy credit was claimed by 50% of the energy credit (Code Sec. 50). The reduced basis was used in determining depreciation and gain on the disposition of property.

In the event that a partner did not realize a tax benefit from the investment credit for which a downward basis adjustment was made, a deduction is allowed under Code Sec. 196 to the taxpayer for 50% of the unused energy credit attributable to the basis reduction.

The Code also imposes an alternative minimum tax and excise taxes on certain types of transactions. Applicability of such taxes is usually controlled, in whole or part, by other matters unrelated to the Proposed Sale or by unique characteristics of the particular taxpayer.

Accordingly, partners are encouraged to consult their tax advisers if they are or might be subject to such taxes.

Taxation of Partnerships in General

The partnership is not subject to federal income tax, it is an entity which income or loss "flows through" to partners who are taxable in their individual capacities on their distributive shares of Fund taxable income. However, the Fund is a tax reporting entity that must make an annual return of partnership income or loss.

Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement (Code Sec. 6222).

The consistency requirement may be waived if the partner files a statement (Form 8082) identifying the inconsistency or shows that it resulted from an incorrect schedule furnished by the partnership.

A partner is generally not taxed on distribution of cash or property received from the partnership, except to the extent that any money distributed exceeds the partner's adjusted basis in its partnership interest immediately before the distribution (Code
Section 706(a)).

Each partner generally must account for its distributive share of partnership taxable income in computing its income tax; thus, the basis in its partnership interest is increased by its distributive share of partnership taxable income.

It is this basis increase that generally allows distributions of taxable income to be made without recognition of gain, since the basis increase generally offsets corresponding decreases in basis that result from such distributions (Code Secs. 705 and 731(a)).

Deductibility of Losses

The benefit of the net operating loss deduction is not allowed to the partnership, but only to the partners. For purposes of determining its individual net operating loss, each partner takes into account its distributive share of income, gain, losses, deductions, or credits of the partnership as if each item were realized directly from the source from which realized by the partnership, or incurred in the same manner as incurred by the partnership (Reg. 1.702-2).

Limitations on Deductibility of Losses

There are three commonly encountered limitations on a partner's ability to take into account its share of a partnership's loss in computing its individual tax liability. A partner is entitled to deduct its share of the partnership's loss only after satisfying all three of these rules.

Since the adoption of the 1954 Code through the present, the partnership taxation rules have limited a partner's deductible share of losses to its basis in its partnership interest.

Since 1976, the at-risk rules have limited a partner's deduction for its share of losses to the amount it is considered to be economically at-risk in the venture.

Beginning with the effective date of the Tax reform Act of 1986, if a partner's share of the partnership's losses are considered
"passive losses," the partner must combine them with its passive losses from other sources and is allowed to deduct the total only to the extent of its passive income from all sources.

Losses that are disallowed due to any of these three limitations are deductible in the year of the termination of a partnership interest.

Capital Gain or Loss

A decrease in a partner's share of partnership liabilities is treated as a distribution of money by the partnership, which decreases the distributee partner's basis in its partnership interest (but not below zero) (Code Secs. 733 and 752(b)). When a partner's basis has been reduced to zero, such "deemed distributions" can result in the recognition of gain.

Partners' shares of partnership liabilities (and corresponding allocations of basis) depend upon whether the liability is "recourse" or "nonrecourse." In addition, separate rules apply in the case of nonrecourse debts of the partnership if a partner is the lender or has guaranteed repayment of the debt.

A limited partner cannot be allocated recourse liabilities in excess of its capital contribution unless it has agreed to restore any deficit in its capital account. Article VIII of the partnership agreement states that the "Units are not subject to assessment." Nonrecourse liabilities are those for which no partner bears the economic risk of loss.

Cancellation of Indebtedness

Cancellation of indebtedness usually results in taxable income and increases earnings and profits. However, where the creditor's adjusted basis in the debt is at least equal to the principal amount of the debt forgiven, the forgiveness of debt by a creditor-shareholder may be a capital contribution that does not increase earnings and profits.

Where the amount of cancellation of indebtedness (COD) income allocated to the partner is the same as his share of the liability for the canceled debt, as in the Proposed Transaction, the partner will recognize no gain, because the COD income will increase the partner's basis sufficiently to cover the deemed distribution of money to that partner.

But, in the absence of evidence indicating an intent to make a capital contribution, the cancellation of indebtedness increases earnings and profits (Rev. Rul. 58-546).

The Fund's tax advisor is of the opinion that the Limited Partners will suffer no adverse tax consequences as a result of the Proposed Transaction.

Termination of the Fund

The tax year of the partnership closes if there has been a termination of the partnership. Article XVII (ii) of the Certificate and Limited Partnership Agreement states that the sale of substantially all the assets of the Fund shall work an immediate dissolution of the Fund.

The partnership agreement of the Fund states that the "holders of the Units shall continue to share profits and or losses during the period of liquidation in the same proportion as before the dissolution.

Upon the completion of the liquidation of the partnership, the partnership must file a short-period return for the resulting short tax year. Code Section 708 provides that termination occurs only if the business activities of the partnership are no longer carried on by any of the partners or that at least one-half of the total interest in partnership capital and profits is sold within a 12-month period.

Such sale or exchange includes a sale or exchange to another member of the partnership and the exchange of the interest in one partnership for an interest in another partnership (or limited liability company).

A partnership is considered a continuing entity and observes its regular tax year unless it is terminated under the rules above, accordingly, the dissolution or liquidation of the partnership under state law does not necessarily cause a partnership's tax year to close (Reg. 1.706-1(c)).

Effect of Liquidation

In the case of a liquidating partnership, a relatively simple set of rules governs the distributee's gain, loss, and basis in distributed assets, if there are no disproportionate distributions of unrealized receivables and substantially appreciated inventory items. There are no tax consequences to the partnership.

If unrealized receivables and substantially appreciated inventory are not distributed, a liquidation results in gain only to the extent that a partner receives money in excess of its partnership interest's adjusted basis (Code Sec. 731(a)).

Liquidating distributions always involve a complete termination of liability for any share of partnership debt because the partnership ceases to exist. The termination of partnership requires that decreases in the partner's share of partnership liabilities be netted with any liabilities the partner takes over from the partnership (Reg. 1.752-1(f)).

Net debt relief is treated as additional money received (Code Sec. 752 (b) and Reg. 1.752-1(f)). If a partner takes over only its pro rata share of the partnership debt, there will be no deemed cash receipt or payment.

A loss may be recognized when only one or more of three types of assets, and no other property, are distributed in the liquidation. If the liquidated partner receives only cash, inventory, and/or unrealized receivables and their bases to the partnership are less than its basis in its partnership interest, it is allowed to deduct the difference as a capital loss (Code Sec. 731(a)(2)).

Partner's Cost Basis

A partner's basis in its partnership interest must be adjusted periodically to ensure that the partnership remains a conduit for tax purposes. Income and deductions are to be taxed only once (Code Sec. 701).

Tax-exempt income, nondeductible expenditures, and distributions made from previously taxed income and contributions are not to be taken into account in computing tax liability at all.

The transferor partner's adjusted basis in its partnership interest at the time of the transfer is the sum of its basis on the day it acquired its interest plus adjustments reflecting operations during its holding period.

The calculation of a partner's initial basis varies according to whether it acquired its interest through a contribution to the partnership or by transfer from another partner (Code Sec. 742 and Reg.1.742-1).

The original basis of a partner's interest is the amount of money and the adjusted basis of property contributed to a partnership when the partnership interest is acquired (Code Secs. 705(a) and 722). This basis is increased by any further capital contributions and by the sum of the partner's distributive share of taxable income of the partnership, tax-exempt receipts of the partnership, and The excess of depletion deductions over basis of the depletable property. Code Sec. 705(a)(1) and Reg. 1.705-1(a)(2).

The basis is decreased (but not below zero) by distributions from the partnership as provided under Code Sec. 733, and by the sum of the partner's distributive share of:

* Fund losses, including capital losses (Code Sec. 705(a)(2)(A)),

* Nondeductible partnership expenditures which are not capital expenditures (Code Sec. 705(a)(2) and Reg. 1.705-1(a)(3)),

* The amount of the partner's deduction for depletion for partnership oil and gas property to the extent the deduction does not exceed the partner's share of the adjusted basis of the property (Code Sec. 705(a)(3) and Reg. 1.705-1(a)(4), and

* Loss from the disposition by the partnership of a domestic oil or gas property (Reg. 1.705-1(a)(5)).
In all cases when downward adjustments to basis are required, the statute expressly provides that basis is not to be reduced below zero (Code Sec. 705(b)). A basis in a partnership interest never has a value below zero. While a negative capital account is very common, a negative basis is impossible.

The preceding is intended to be only a summary of income tax consequences relating to the Proposed Sale. Limited Partners of the Fund should consult their own tax advisors with respect to issues not covered by the opinion or regarding their own particular circumstances.

OPINION OF FINANCIAL ADVISOR

Far West Capital, Inc. retained Corporate Capital Consultants, Inc. ("CCC") as financial advisor to the Far West Electric Energy Fund, L.P. in connection with determining whether the offer by U.S. Envirosystems, Inc. for the SB-1 plant and certain other assets of the Fund liabilities, was fair, from a financial point of view, to the limited partners of the Fund.

In its capacity as an investment banking firm, CCC is regularly engaged in the valuation of business and their securities in connection with mergers and acquisitions and other corporate transactions. CCC is a New York City-based investment banking firm organized in 1974 which specializes in providing corporate valuations, often in conjunction with pending purchase offers. It has issued many "fairness opinions" to public companies and others.

This firm was recommended to the Fund by Mr. Theodore Rosen, Chairman of the Board of U.S. Envirosystems, Inc. There is no material relationship between CCC and the Fund or its affiliates, or, to the best of FWC's knowledge, between CCC and USE.

The amount of consideration to be paid was determined by U.S. Envirosystems, Inc., after discussions with FWC and conducting a full examination of the Fund and the Power Plants. CCC did not take part in the discussions between FWC and USE or otherwise make any recommendations.

The procedures followed by CCC are set forth in detail in its opinion (see Exhibit 2 to the Consent Solicitation-"Fairness
Opinion," which is incorporated herein by reference). A copy of this opinion is appended to this Consent Solicitation.

No limitations were imposed by FWC with respect to the investigations made or procedures followed by CCC in rendering its opinion. CCC has not in the past provided investment banking services to either the Fund or FWC and does not have any equity interest in either company.

Investigation By CCC

In connection with its opinion CCC reviewed, among other things:

* A draft of the Purchase and Sale Agreement concerning the SB-1 power plant, with attendant documents;

* Annual Reports on Form 10-K of the Fund for the five years ended December 31, 1994, as well as tax returns for the same period;

* Certain Quarterly Reports on Form 10-Q of the Fund;

* Certain Power Plant revenue and expense prepared by the management of the Fund;

* Certain internal financial analyses and forecasts for the assets if operated by SBE, as prepared by the management of USE;

* The Geothermal Resources Lease, as amended between Sierra Pacific Power Company and Geothermal Development Associates;

* The Agreement for the Purchase and Sale of Electricity, as amended, between Sierra and Geothermal Development Associates;

* The Operating Agreement between the Fund, 1-A Enterprises, and SB
Geo, Inc.;

* The Term Loan Agreement among WCC and the Fund, as well as the Term Loan Agreement among WCC and 1-A, along with various Loan
Modification Agreements pertaining thereto;

* The Revised and Restated Geothermal Resources Sublease between the Fund and FWC;

* The Long-Term Agreement for Purchase and Sale of Energy between
Sierra and FWC;

* The Purchase Agreement between Bonneville Pacific Corporation and FWC dated September, 1985;

* The Certificate of Limited Partnership and the Partnership
Agreement of the Fund; and

* Various documents pertaining to a loan from the First Security
Bank of Utah, N.A., including the Third Extension and Modification Agreement pertaining thereto.

In addition, CCC held discussions with members of the senior management of the Fund and USE regarding the past and current business operations, financial condition, and future prospects of the SB-1 plant and the Fund. CCC also held discussions with WCC and Sierra.

Management of CCC also visited the SB-1 facility and met with operating and management personnel at the site. Additionally, CCC reviewed a two-year old appraisal of SB-1, a draft to the proposed Form SB-2 prepared by USE, certain internal financial information prepared by FWC, and information regarding certain other companies in the independent power production industry specifically and in other industries generally, and considered such other information, held such other discussions, and performed such other studies and analyses as it considered appropriate.

CCC relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion.

In addition, CCC did not make an independent valuation or appraisal of the assets and liabilities of the Fund, FWC, or the SB-1 facility and, aside from the two-year old appraisal mentioned above, was not furnished with any such evaluation or appraisal.

Terms of Engagement

The terms of the engagement of CCC by FWC are set forth in a letter agreement dated September 15, 1995, between CCC and FWC (the "Engagement Letter"). Pursuant to the Engagement Letter, FWC has agreed to pay CCC a fee based on CCC's hourly rate of $300, with a minimum fee of $10,000. It is anticipated that CCC's total fees will aggregate approximately $43,000. This fee will be paid by the Fund; if the Proposed Transaction is completed, the fee will be paid from the proceeds of sale of the Power Plants.

FWC has also agreed to reimburse CCC for its out-of-pocket expenses, and to indemnify CCC against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

Financial Analyses Used

The following is a summary of the material financial analyses utilized by CCC in connection with providing its opinion to FWC.

Stock Trading Analysis. Owing to the fact that the limited partnership interests of the Fund have no public market and have had no trading activity since inception of the Fund ten years ago, CCC considered this approach to be inappropriate.

Selected Company Analysis. CCC examined certain financial, operating, and stock market information for selected companies in the independent power production industry, specifically, the AES
Corporation, Destec Energy, Inc., KENETECH Corporation, and Sithe
Energies, Inc.

CCC noted that all of these companies have revenues of at least $100 million and are considerably diversified. By contrast, the Fund's single SB-1 facility has been generating revenues of under $3 million and has been incurring losses before extraordinary items consistently during the current year and in three of the last five fiscal years.

Consequently, CCC concluded that a selected company analysis, under these circumstances, was not a meaningful approach to employ, except for terminal values in the discounted cash flow discussed below.

Selected Transactions Analysis. CCC reviewed the recent acquisition of Magna Power Company by California Energy Company, Inc. Owing to the enormous size of both companies and their substantial diversification, as well as the fact that this transaction was accomplished partly through the issuance of stock by the acquirer, CCC concluded that this analysis did not provide any reliable indication of value of the SB-1 facility, and, accordingly, CCC did not rely on this approach. CCC is not aware of any other similar recent transactions.

Replacement Cost Analysis. CCC took into account estimates from various industry sources regarding the replacement cost for geothermal plants, with new plants generally valued at approximately $2,000 per kilowatt.

This would imply a value of $7.5 million for a new plant with the power-generation aspects of SB-1. However, CCC noted that the SB-1 plant is ten years old and subject to market conditions governing the sale of power, which sharply limit the profitability on investment in the facility. Therefore, CCC considered this approach to have little or no probative value for purposes of this valuation.

Appraisal of the SB-1 Plant by Ronald P. Baldwin Dated September 20, 1993. At the time of this appraisal, the contract price for the sale of power to Sierra had just over three years to run. At a price of 7.17 cents per kwh, the plant was covering its mortgage payment obligation by accruing and deferring substantial amounts of other interest and general partner obligations. The Baldwin appraisal concluded that the plant's gross value of $5,000,000 was offset by $5,000,000 in debt, for a net value of zero.

There was a possibility that, at the expiration of the contract, market forces might permit a renegotiated price with Sierra which would allow a reasonable operating cash flow which would continue to service the mortgage, particularly if the mortgage lender would renegotiate the loan terms. But even with that optimistic chain of events, the appraiser determined that SB-1 had a $5 million value against an approximately $5 million mortgage. Consequently, he opined that there was effectively no equity in the plant.

Mr. Baldwin, of Los Angeles, California, was selected by FWC to appraise the Power Plant because of his extensive experience in the geothermal industry. He has had no material relationship with the Fund or FWC. No limitations were placed on his investigation, nor were any special instructions issued to him. As stated in his appraisal, Mr. Baldwin visited the project site, met with the responsible officers of FWC, and reviewed Fund records. The appraisal relies on a cash flow analysis; after noting that the power sales rate will decline in December, 1996, he concluded that plant operations could not continue beyond that date unless somehow plant efficiency were significantly improved, royalty reductions made, or the power sales rate remained constant. Concluding that none of these possibilities was realistic, he determined that the plant had no value in excess of its liabilities.

That appraisal has not been updated. While CCC considers that appraisal to have some credibility at the time, since it was prepared by a person with considerable background in the geothermal industry, the market for such power has become more competitive.

It is now highly likely that at the time the ten-year power contract must be repriced at short-term avoided cost (January 1, 1997), both market and short-term avoided cost will be well below break-even after debt service. A renegotiation of debt service also seems unlikely. Thus, CCC concludes that the Baldwin appraisal is optimistic in today's environment and with tomorrow's prospects.

Discounted Cash Flow Analysis. The change in selling price to Sierra that is likely to occur requires an evaluation of the plant based on what it will receive in 1996 and over the ten-year life of the contract that starts January 1, 1997 compared to its operating costs and debt service. The net cash flow after debt service should then be discounted to present value at rates that reflect the risk, and a terminal value should be determined at the end of the year 2006 based on a multiple of projected net cash flows.

CCC's discounted cash flow analysis was based upon estimates of financial performance as prepared by FWC, but adjusted by CCC based on due diligence conducted by CCC on the plant, its power market, and its secured lender. CCC ran various projections of prices per kwh, from 2.58 cents to 4.2 cents, with expenses at their current level, discounted to the present.

No change in working capital and no capital expenditures were assumed. Debt obligations were calculated at their present projected levels according to the loan agreement, and also at levels that assumed a voluntary reduction in interest and principal as well as a revised long-term payout level.

The reduction in principal was assumed to be on the same basis as currently being negotiated by USE to pay off the lender entirely. It should be noted, however, that the lender had advised CCC that it will not consider such a reduction and revision by the Fund without a total payoff. The Fund has no independent means of accomplishing this restructuring.

These forecasts, even in their most optimistic form, were discounted at rates of 10% to 12% and 14%. The projected terminal value was based upon a multiple of 10 times net cash flow in 2006, discounted back at the above rates. The discount rates and terminal value multiple used by CCC in its analyses were based upon its own judgment as to required rates for the risk involved, and a discount from average multiples of the group of power companies described above.

CCC made a number of adjustments to Far West Capital's SB 1 projections. CCC used two different projections of revenues to reflect the average gross kilowatt hours produced by SB-1 from 1987-1994, as well as a high salable kilowatt hours that assumed that generator overhauls are able to increase output just over 5%.

The lowest energy rate used by FWC (2.8 cents or less /kwh) was reduced to the rate estimated by CCC that would be actually paid by the buyer starting January 1, 1997 (2.587 cents). CCC also used the higher rate of 4.2 cents used by FWC in alternative iterations for each scenario.

Operating expenses were modified from FWC's forecast to reflect the higher of the Fund's projected operating and maintenance expenses for 1997 and the annualization of the latest 6-month maintenance expenses per the June 30, 1995 Form 10-QSB. From 1997 forward, various expense items were increased annually from 1% to 4% to account for inflation. Some items were lower than FWC's forecast. The results do not vary greatly from FWC's forecast. Lease royalties to Sierra Pacific Power which were used by CCC were provided by FWC subsequent to the preparation of its forecast.

General & Administrative expenses were increased 3% by CCC to account for inflation, a slightly lower rate than the one used by FWC.

Debt service was modified to reflect different scenarios as projected by CCC - the current debt service, a renegotiated debt service extending the term to 10 years, and a reduction in principal balance to reflect USE's discussions with WCC.

The Net Royalty Payable changes from FWC as the forecasts change - this is a function of the royalty agreements.

As a further check on its results, CCC computed the sales price of power per kwh required to reach a value of $1,250,000 (the price offered for purchase of SB-1 and associated assets) on a discounted cash flow basis. This was determined to be 4.1 to 4.3 cents per kwh for the most optimistic debt payment level. CCC is of the opinion that achievement of such a price range is highly unlikely at the start of 1997 due to the number of plants selling electricity in the region at prices under 2 cents, the unlikely chance that that short-term avoided cost (currently estimated to be 2.8 cents or less per kwh) would change materially in the near future, the fact that Sierra can buy power for less than that price and has been for several years, and the likelihood that demand, while improving, is not projected to exceed supply in the near future.

Conclusion

In arriving at the CCC opinion, CCC reviewed all of the above analyses, relying most heavily on the discounted cash flow analysis, and concluded that the results of such analyses, when considered as a whole supports its opinion that the sale of SB-1 and associated assets on the terms contemplated is fair, from a financial point of view, to the limited partners of the Fund.

Any estimates incorporated in such analyses, particularly in discounted cash flow, are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates, and which are inherently subject to uncertainty.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Consent Solicitation to be signed on its behalf by the undersigned duly authorized persons on the date indicated.

Far West Electric Energy Fund, L.P.,
By Far West Capital, Inc., its general partner
July 17, 1996

/s/_______________________________________
Thomas A. Quinn, Authorized Officer

EXHIBITS FILED WITH
SECURITIES AND EXCHANGE COMMISSION

1. Purchase and Sale Agreement
2. Tax Opinion of Robison Hill & Co.
3. Fairness Opinion of Corporate Capital Consultants, Inc.
4. Amended Form 10-QSB for quarter ending September 30, 1995
5. Reply Card
6. Amended Form 10-KSB for December 31, 1995
7. Commitment Letter to U.S. Envirosystems, Inc. from Smith
Management Company
8. Commitment Letter to U.S. Envirosystems, Inc. from Gaines
Berland, Inc.
9. SB-1 appraisal of Ronald P. Baldwin
10. SB-1 Forecast of Corporate Capital Consultants
11. Letter to James Budge of SEC
12. Unaudited condensed balance sheet of Far West Capital, Inc.
13. USE's Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1995
14. Amended Form 10-QSB for quarter ending March 31, 1996

EXHIBITS DISTRIBUTED TO LIMITED PARTNERS
(Copies of other exhibits listed above are available upon request from the Fund)

1. Tax Opinion of Robison Hill & Co.
2. Fairness Opinion of Corporate Capital Consultants, Inc.
3. The Fund's most recent report on Form 10-QSB
4. Amended Form 10-KSB for December 31, 1995
5. Reply Card